                                                                    EXHIBIT 99.2

               BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM

                                   FORM 10-K

               ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

                  For the Fiscal Year Ended December 31, 1998

                FARMERS & MERCHANTS BANK OF CENTRAL CALIFORNIA
            (Exact name of registrant as specified in its charter)


             California                              94-0467440
    (State or other jurisdiction                 (I.R.S.  Employer
    of incorporation or organization)            Identification No.)

    121 W. Pine Street, Lodi, California                95240
    (Address of principal Executive offices)         (Zip Code)

       Registrant's telephone number, including area code (209) 334-1101

       Securities registered pursuant to Section 12(b) of the Act:  None

       Securities registered pursuant to Section 12(g) of the Act:  None

     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [_]

     Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this
Form 10-K.  [   ]

     The aggregate market value of the voting stock held by non-affiliates of the Registrant as of March 12, 1999: $94,827,750.

     The number of shares of Common Stock outstanding as of March 12, 1999:
632,185

                      DOCUMENTS INCORPORATED BY REFERENCE

Portions of the Annual Report to Shareholders'
Portions of Proxy Statement for Annual Meeting of Shareholders'

                 FARMERS & MERCHANTS BANK OF CENTRAL CALIFORNIA

                                   FORM 10-K
                               TABLE OF CONTENTS

PART I                                                              Page
                                                                    ----

    Item  1. Business                                                  3
             - General                                                 3
             - Selected Financial Data                                 7
             - Annual Report to Shareholders'                         19

    Item  2. Properties                                               47

    Item  3. Legal Proceedings                                        47

    Item  4. Submission of Matters to a Vote of Security Holders      47

PART II

    Item  5. Market for the Registrant's Common Stock and Related
                Security Matters                                      48

    Item  6. Selected Financial Data                                  48

    Item  7. Management's Discussion and Analysis of Financial
                Condition and Results of Operations                   48

    Item  8. Financial Statements and Supplementary Data              48

    Item  9. Changes in and Disagreements with Accountants on
                Accounting and Financial Disclosures                  49

PART III

    Item 10. Directors and Executive Officers of the Bank             49

    Item 11. Executive Compensation                                   49

    Item 12. Security Ownership of Certain Beneficial
             Owners and Management                                    49

    Item 13. Certain Relationships and Related Transactions           49

    Item 14. Exhibits, Financial Statement Schedules and
             Reports on Forms 8-k                                     49

             Signatures                                               51


Introduction

This annual report contains various forward-looking statements, usually containing the words "estimate," "project," "expect," "objective," "goal," or similar expressions and includes assumptions concerning the Bank's operations, future results, and prospects. These forward-looking statements are based upon current expectations and are subject to risk and uncertainties. In connection with the "safe-harbor" provisions of the private Securities Litigation Reform Act of 1995, the company provides the following cautionary statement identifying important factors which could cause the actual results of events to differ materially from those set forth in or implied by the forward-looking statements and related assumptions.

Such factors include the following: (i) the effect of changing regional and national economic conditions; (ii) significant changes in interest rates and prepayment speeds; (iii) credit risks of commercial, real estate, consumer, and other lending activities; (iv) changes in federal and state banking regulations;
(v) the year 2000, and; (vi) other external developments which could materially impact the Bank's operational and financial performance. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof. The Bank undertakes no obligation to update any forward-looking statements to reflect events or circumstances arising after the date on which they are made.

PART I

Item 1. Business


General
Farmers & Merchants Bank of Central California (the Bank) is a State Chartered corporation organized in 1916 to conduct the business of banking. The Bank's deposit accounts are insured under the Federal Deposit Insurance Act up to applicable limits. The Bank is a member of the Federal Reserve System. At December 31, 1998, the Bank had $758 million in total assets, $627 million in total deposits and $329 million in gross loans.

Service Area

The Bank services the northern Central Valley with 18 banking offices. The area includes Sacramento, San Joaquin, Stanislaus and Merced Counties with branches in Sacramento, Elk Grove, Galt, Lodi, Walnut Grove, Linden, Modesto, Turlock and Hilmar.

Through its network of banking offices, the Bank emphasizes personalized service along with a full range of banking services to businesses and individuals located in the service areas of its offices. Although the Bank focuses on marketing of its services to small and medium sized businesses, a full range of retail banking services are made available to the local consumer market.

The Bank offers a wide range of deposit instruments. These include checking, savings, money market, time certificates of deposit, individual retirement accounts and online banking services for both business and personal accounts. The Bank also serves as a federal tax depository for its business customers.

The Bank also provides a full complement of lending products, including commercial, real estate construction, agribusiness, installment, credit card and real estate loans. Commercial products include lines of credit and other working capital financing and letters of credit. Financing products for individuals include automobile financing, lines of credit, residential real estate, home improvement and home equity lines of credit.

The Bank also offers a wide range of specialized services designed for the needs of its commercial accounts. These services include a credit card program for merchants, collection services, payroll services, electronic funds transfers by way of domestic and international wire and automated clearinghouse, and on line account access. The Bank also makes available investment products to customers, including mutual funds and annuities. These investment products are offered through a third party with investment advisors

In addition, the Bank has investments in two wholly owned subsidiaries; Farmers & Merchants Investment Corporation and Farmers/Merchants Corp. Both Companies were organized during 1986.

Farmers & Merchants Investment Corporation is currently dormant and Farmers/Merchants Corp. acts as trustee on deeds of trust originated by the Bank.

Employees
At December 31, 1998 the Bank employed 353 persons. Full time equivalent employees were 336. The Bank believes that its employee relations are satisfactory.


Competition

The banking and financial services industry in California generally, and in the Bank's market areas specifically, is highly competitive. The increasingly competitive environment is a result primarily of changes in regulation, changes in technology and product delivery systems, and the accelerating pace of consolidation among financial service providers. The Bank competes with other major commercial banks, diversified financial institutions, savings banks, credit unions, savings and loan associations, money market and other mutual funds, mortgage companies, and a variety of other nonbank financial services and advisory companies.

Many of these competitors are much larger in total assets and capitalization, have greater access to capital markets and offer a broader range of financial services than the Bank. In order to compete with other financial service providers, the Bank relies upon personal contact by its officers, directors, employees, and shareholders, along with various promotional activities and specialized services. In those instances where the Bank is unable to accommodate a customer's needs, the Bank may arrange for those services to be provided by its correspondents.


Government Policies

The Bank is influenced by prevailing economic conditions and governmental policies influence the Bank. The actions and policy directives of the Federal Reserve Board determine to a significant degree the cost and the availability of funds obtained from money market sources for lending and investing. Federal Reserve Board policies and regulations also influence, directly and indirectly, the rates of interest paid by commercial banks on their time and savings deposits through its open market operations in U.S. Government securities and adjustments to the discount rates applicable to borrowings by depository institutions and others. The nature and impact of future changes in such policies on the Bank of future changes in economic conditions and monetary and fiscal policies are not predictable.

In recent years significant legislative proposals and reforms affecting the financial services industry have been discussed and evaluated by Congress, the state legislature and before the various bank regulatory agencies. These proposals may increase or decrease the cost of doing business, modify permissible activities, or enhance the competitive position of other financial service providers. The likelihood and timing of any such proposals or bills and the impact they might have on the Bank and its subsidiaries cannot be determined at this time.


Supervision and Regulation

The Bank is a State chartered bank and a member of the Federal Reserve System. Accordingly, its operations are subject to extensive regulation and examination by the California Department of Financial Institutions and the Board of Governors of the Federal Reserve System. As a Fed member, the Bank is required to file with the Board an annual report in compliance with SEC reporting requirements and such other information as the Board may require.

The Bank, as a member of the Federal Reserve System, is restricted from engaging in activities not authorized or in accordance with its original charter as a State Bank.

In recent years significant legislative proposals and reforms affecting the financial services industry have been discussed and evaluated by Congress, the state legislature and before the various bank regulatory agencies. The likelihood and timing of any such proposals or bills and the impact they might have on the Bank and its subsidiaries cannot be determined at this time.

Capital

The Federal Reserve Board and the FDIC have established risk-based minimum capital guidelines with respect to the maintenance of appropriate levels of capital by United States Banking organizations. These guidelines are intended to provide a measure of capital that reflects the degree of risk associated with a banking organization's operations for both transactions reported on the balance sheet as assets and transactions, such as letters of credit and recourse arrangements, which are recorded as off balance sheet items. Under these guidelines, nominal dollar amounts of assets and credit equivalent amounts of off balance sheet items are multiplied by one of several risk adjustment percentages, which range from 0% for assets with low credit risk, such as certain U.S. Treasury securities, to 100% for assets with relatively high credit risk, such as commercial loans.

The federal banking agencies require a minimum ratio of qualifying total capital to risk-adjusted assets of 8% and a minimum ratio of Tier 1 capital to risk-adjusted assets of 4%. In addition to the risked-based guidelines, federal banking regulators require banking organizations to maintain a minimum amount of Tier 1 capital to total assets, referred to as the leverage ratio. For a banking organization rated in the highest of the five categories used by regulators to rate banking organizations, the minimum leverage ratio of Tier 1 capital to total assets must be 3%. In addition to these uniform risk-based capital guidelines and leverage ratios that apply across the industry, the regulators have the discretion to set individual minimum capital requirements for specific institutions at rates significantly above minimum guidelines and ratios.

As of December 31, 1998 Farmers & Merchants Bank of Central California's risk-based capital ratios were as follows:


                         Actual    Required
Tier 1 Ratio              19.54%     4.0%
Total Capital Ratio       20.80%     8.0%
Leverage Ratio (1)        10.35%     4.0%

(1) Excludes unrealized gain on securities avaliable-for-sale

Prompt Corrective Action

The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), among other things, identifies five capital categories for insured depository institutions (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized) and requires the respective Federal regulatory agencies to implement systems for "prompt corrective action" for insured depository institutions that do not meet minimum capital requirements within such categories. FDICIA imposes progressively more restrictive constraints on operations, management and capital distributions, depending on the category in which an institution is classified. Failure to meet the capital guidelines could also subject a banking institution to capital raising requirements. An "undercapitalized" bank must develop a capital restoration plan. At December 31, 1998, the Bank exceeded all of the required ratios for classification as "well capitalized."

An institution that, based upon its capital levels, is classified as well capitalized, adequately capitalized, or undercapitalized may be treated as though it were in the next lower capital category if the appropriate federal banking agency, after notice and opportunity for hearing, determines that an unsafe or unsound condition or practice warrants such treatment. At each successive lower capital category, an insured depository institution is subject to more restrictions.

Banking agencies have also adopted regulations which mandate that regulators take into consideration (i) concentrations of credit risk; (ii) interest rate risk (when the interest rate sensitivity of an institution's assets does not match the sensitivity of its liabilities or its off-balance-sheet position); and
(iii) risks from noon-traditional activities, as well as a institution's ability to manage those risks, when determining the adequacy of an institution's capital. That evaluation will be made as a part of the institution's regular safety and soundness examination. In addition, the banking agencies have amended their regulatory capital incorporate a measure for market risk. In accordance with the amended guidelines, the Bank and any bank with significant trading activity must incorporate a measure for market risk in their regulatory capital calculations.

In addition to measures taken under the prompt corrective action provisions, commercial banking organizations may be subject to potential enforcement actions by the supervising agencies for unsafe or unsound practices in conducting their businesses for violations of law, rule, regulation or any condition imposed in writing by the agency or any written agreement with the agency. Enforcement actions vary commensurate with the severity of the violation.

Safety and Soundness Standards

The federal banking agencies have adopted guidelines designed to assist the federal banking agencies in identifying and addressing potential safety and soundness concerns before capital becomes impaired. The guidelines set forth operational and managerial standards relating to: (i) internal controls, information systems and internal audit systems, (ii) loan documentation, (iii) credit underwriting, (iv) asset growth, (v) earnings, and (vi) compensation, fees and benefits. In addition, the federal banking agencies have also adopted safety and soundness guidelines with respect to asset quality and earnings standards. These guidelines provide six standards for establishing and maintaining a system to identify problem assets and prevent those assets from deteriorating. Under these standards, and insured depository institution should: (i) conduct periodic asset quality reviews to identify problem assets,
(ii) estimate the inherent losses in problem assets and establish reserves that are sufficient to absorb estimated losses, (iii) compare problem asset totals to capital, (iv) take appropriate corrective action to resolve problem assets, (v) consider the size and potential risks of material asset concentrations, and (vi) provide periodic asset quality reports with adequate information for management and the board of directors to assess the level of asset risk. These guidelines also set forth standards for evaluating and monitoring earnings and for ensuring that earnings are sufficient for the maintenance of adequate capital and reserves.


Premiums for Deposit Insurance

The Bank's deposit accounts are insured by the Bank Insurance Fund ("BIF") , as administered by the FDIC, up to the maximum permitted by law. Insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operation, or has violated any applicable law, regulation, rule, order, or condition imposed by the FDIC or the institution's primary regulator.

The FDIC charges an annual assessment for the insurance of deposits, which as of December 31, 1998, ranged from 0 to 27 basis points per $100 of insured deposits with a $2,000 minimum, based on the risk of a particular institution poses to its deposit insurance fund. The risk classification is based on an institution's capital group and supervisory subgroup assignment. An institution's risk category is based upon whether the institution is well capitalized, adequately capitalized, or less than adequately capitalized. Each insured depository institution is also assigned to one of the following "supervisory subgroups." Subgroup A, B or C. Subgroup A institutions are Financially sound institutions with few minor weaknesses; Subgroup B institutions are institutions that demonstrate weaknesses which, if not corrected, could result in significant deterioration; and Subgroup C institutions are institutions for which there is a substantial probability that the FDIC will suffer a loss in connection with the institution unless effective action is taken to correct the areas of weakness. Insured institutions are not allowed to disclose their risk assessment classification and no assurance can be given as to what the future level of premiums will be.


The Community Reinvestment Act ("CRA")

CRA requires each bank to identify the communities served by the bank's offices and to identify the types of credit the bank is prepared to extend within such communities including low and moderated income neighborhoods. It also requires the bank's regulators to assess the bank's performance in meeting the credit needs of its community and to take such assessment into consideration in reviewing application for mergers, acquisitions and other transactions, such as the Branch Acquisition. An unsatisfactory rating may be the basis for denying such an application. The Bank completed a CRA examination during 1998, and received a satisfactory rating in complying with its CRA obligations.


Year 2000 Compliance

The Bank has initiated a Bank-wide program (Y2K) to prepare its computer systems, applications and infrastructure for properly processing the dates after December 31, 1999. Based on the Federal Financial Institutions Examination Council guidelines, the Bank's Y2K program consists of the following phases:

1. Awareness Phase - A strategic approach was developed to address the Year 2000 problem.

2.  Assessment Phase - Detailed plans and target dates were developed.

3. Renovation Phase - This phase includes code enhancements, hardware and software upgrades, system replacements, vendor certification, and other associated changes.

4. Validation Phase - This phase includes testing and conversion of system applications.

5. Implementation Phase - This phase includes certification of Y2K compliance and employee training and acceptance.

Phases one through four have been completed. The Bank is currently in the implementation phase, which is expected to be completed during the first quarter of 1999.

In addition, an assessment of the Y2K readiness of external entities with which the Bank conducts its operations is ongoing. The Bank is continuing to communicate with all of its significant obligors, counterparts, other credit clients and vendors to determine the likely extent to which the Bank may be affected by third parties' Y2K plans and target dates. In this regard, the Bank is developing contingency plans in the event that external parties fail to achieve their Y2K plans and target dates.

The Bank estimates the total cost of the Y2K project to be approximately $1,571,000, of which $1,203,000 has been incurred through 1998 and the remaining 368,000 to be incurred during the first quarter of 1999. The costs of the Y2K program and the date on which the Bank plans to be Y2K compliant are based on management's best current estimates, which were derived utilizing numerous assumptions of future events including the availability of certain resources, third party vendors and other factors. However, there can be no assurance that these estimates will be achieved and actual results could differ from those plans.


Selected Financial Data

The tables on the following pages set forth certain statistical information for Farmers & Merchants Bank of Central California on a consolidated basis. Averages are computed on a daily average basis. This information should be read in conjunction with "Management's Discussion and Analysis" at Item 7, in the Bank's Annual Report to Shareholders' incorporated herein by reference, and with the Bank's Consolidated Financial Statements and the Notes thereto included in Item 14, in the company's 1998 Annual Report to Shareholders incorporated herein by reference.

Year-to-Date Average Balances and Interest Rates
(Interest and Rates on a Taxable Equivalent Basis)

(in thousands)
                                                                 Twelve Months Ended December
                                                                               1998
Assets                                                          Balance      Interest      Rate
-------------------------------------------------------------------------------------------------
Federal Funds Sold                                             $    17,665    $     943     5.34%
Investment Securities Available for Sale
  U.S. Treasuries                                                   12,024          721     6.00%
  U.S. Agencies                                                    228,086       14,498     6.36%
  Municipals                                                        11,304          726     6.42%
  Other                                                              3,708          241     6.50%
-------------------------------------------------------------------------------------------------
    Total Investment Securities Available for Sale                 255,122       16,186     6.34%
-------------------------------------------------------------------------------------------------

Investment Securities Held to Maturity
  U.S. Treasuries                                                    2,015          120     5.96%
  U.S. Agencies                                                     19,216        1,080     5.62%
  Municipals                                                        60,600        4,793     7.91%
  Other                                                              1,146          135    11.78%
-------------------------------------------------------------------------------------------------
    Total Investment Securities Held to Maturity                    82,977        6,128     7.39%
-------------------------------------------------------------------------------------------------

Loans
  Real Estate                                                      186,840       18,896    10.11%
  Commercial                                                        91,983        9,042     9.83%
  Installment                                                       12,807        1,358    10.60%
  Credit Card                                                        2,865          400    13.96%
  Municipal                                                            127           11     8.66%
-------------------------------------------------------------------------------------------------
    Total Loans                                                    294,622       29,707    10.08%
-------------------------------------------------------------------------------------------------
    Total Earning Assets                                           650,386      $52,964     8.14%
                                                                             ====================

Unrealized Gain/(Loss) on Securities Available for Sale                401
Reserve for Loan Losses                                             (7,889)
Cash and Due From Banks                                             22,739
All Other Assets                                                    24,304
---------------------------------------------------------------------------
    Total Assets                                                  $689,941
===========================================================================

Liabilities & Shareholders' Equity
Interest Bearing Deposits
  Transaction                                                    $  56,242    $     768     1.37%
  Savings                                                          177,301        4,025     2.27%
  Time Deposits Over $100,000                                       62,129        3,193     5.14%
  Time Deposits Under $100,000                                     153,109        7,794     5.09%
-------------------------------------------------------------------------------------------------
    Total Interest Bearing Deposits                                448,781       15,780     3.52%
Other Borrowed Funds                                                29,899        1,648     5.51%
-------------------------------------------------------------------------------------------------
    Total Interest Bearing Liabilities                             478,680      $17,428     3.64%
                                                                             ====================

Demand Deposits                                                    126,470
All Other Liabilities                                                5,453
---------------------------------------------------------------------------
    Total Liabilities                                              610,603

Shareholders' Equity                                                79,338
---------------------------------------------------------------------------
    Total Liabilities & Shareholders' Equity                      $689,941
===========================================================================

Net Interest Margin                                                                         5.46%
=================================================================================================

Notes: The factor used to adjust interest revenue on tax-exempt municipal securities and loans to a taxable equivalent basis for the year ended December 31, 1998, was 1.52. Loan Fees are included in interest income for loans. Unearned discount is included for rate calculation purposes. Nonaccrual loans and lease financing receivables have been included in the average balances. Yields on securities available-for-sale are based on historical cost.

Year-to-Date Average Balances and Interest Rates
(Interest and Rates on a Taxable Equivalent Basis)
(in thousands)


                                                                  Twelve Months Ended December
                                                                               1997
Assets                                                          Balance      Interest      Rate
-------------------------------------------------------------------------------------------------
Federal Funds Sold                                             $    13,002    $     724     5.57%
Investment Securities Available for Sale
  U.S. Treasuries                                                   14,476          890     6.15%
  U.S. Agencies                                                    180,202       11,244     6.24%
  Municipals                                                         6,841          512     7.48%
  Other                                                              5,132          280     5.46%
-------------------------------------------------------------------------------------------------
    Total Investment Securities Available for Sale                 206,651       12,926     6.25%
-------------------------------------------------------------------------------------------------

Investment Securities Held to Maturity
  U.S. Treasuries                                                    3,587          229     6.38%
  U.S. Agencies                                                     36,941        2,132     5.77%
  Municipals                                                        66,954        5,460     8.16%
  Other                                                              1,446          135     9.34%
-------------------------------------------------------------------------------------------------
    Total Investment Securities Held to Maturity                   108,928        7,956     7.30%
-------------------------------------------------------------------------------------------------

Loans
  Real Estate                                                      168,949       16,976    10.05%
  Commercial                                                        79,457        7,784     9.80%
  Installment                                                       10,756        1,104    10.26%
  Credit Card                                                        2,959          409    13.82%
  Municipal                                                            396           30     7.58%
-------------------------------------------------------------------------------------------------
    Total Loans                                                    262,517       26,303    10.02%
-------------------------------------------------------------------------------------------------
    Total Earning Assets                                           591,098      $47,909     8.11%
                                                                            ============ ========

Unrealized Gain/(Loss) on Securities Available for Sale                 (4)
Reserve for Loan Losses                                             (7,631)
Cash and Due From Banks                                             23,706
All Other Assets                                                    27,431
--------------------------------------------------------------------------
    Total Assets                                                  $634,600
==========================================================================

Liabilities & Shareholders' Equity
Interest Bearing Deposits
  Transaction                                                    $  51,896    $     840     1.62%
  Savings                                                          181,917        4,703     2.59%
  Time Deposits Over $100,000                                       63,765        3,347     5.25%
  Time Deposits Under $100,000                                     145,972        7,432     5.09%
-------------------------------------------------------------------------------------------------
    Total Interest Bearing Deposits                                443,550       16,322     3.68%
Other Borrowed Funds                                                 1,784          100     5.61%
-------------------------------------------------------------------------------------------------
    Total Interest Bearing Liabilities                             445,334      $16,422     3.69%
                                                                             ====================

Demand Deposits                                                    112,439
All Other Liabilities                                                3,007
--------------------------------------------------------------------------
    Total Liabilities                                              560,780

Shareholders' Equity                                                73,820
---------------------------------------------------------------------------
    Total Liabilities & Shareholders' Equity                      $634,600
==========================================================================

Net Interest Margin                                                                         5.33%
=================================================================================================

Notes: The factor used to adjust interest revenue on tax-exempt municipal securities and loans to a taxable equivalent basis for the year ended December 31, 1997, was 1.53. Loan Fees are included in interest income for loans. Unearned discount is included for rate calculation purposes. Nonaccrual loans and lease financing receivables have been included in the average balances. Yields on securities available-for-sale are based on historical cost.

Year-to-Date Average Balances and Interest Rates
(Interest and Rates on a Taxable Equivalent Basis)
(in thousands)

                                                                  Twelve Months Ended December
                                                                               1996
Assets                                                          Balance      Interest      Rate
-------------------------------------------------------------------------------------------------
Federal Funds Sold                                             $    11,940    $     647     5.42%
Investment Securities Available for Sale
  U.S. Treasuries                                                    9,642          584     6.06%
  U.S. Agencies                                                    130,924        7,965     6.08%
  Municipals                                                        12,238          975     7.97%
  Other                                                              4,186          253     6.04%
-------------------------------------------------------------------------------------------------
    Total Investment Securities Available for Sale                 156,990        9,777     6.23%
-------------------------------------------------------------------------------------------------

Investment Securities Held to Maturity
  U.S. Treasuries                                                    8,724          513     5.88%
  U.S. Agencies                                                     51,807        3,077     5.94%
  Municipals                                                        65,301        5,506     8.43%
  Other                                                              1,624          151     9.30%
-------------------------------------------------------------------------------------------------
    Total Investment Securities Held to Maturity                   127,456        9,247     7.26%
-------------------------------------------------------------------------------------------------

Loans
  Real Estate                                                      167,945       17,602    10.48%
  Commercial                                                        83,342        8,399    10.08%
  Installment                                                       10,143        1,031    10.16%
  Credit Card                                                        3,110          439    14.12%
  Municipal                                                            939          103    10.92%
-------------------------------------------------------------------------------------------------
    Total Loans                                                    265,479       27,574    10.39%
-------------------------------------------------------------------------------------------------
    Total Earning Assets                                           561,865      $47,246     8.41%
                                                                            =====================

Unrealized Gain/(Loss) on Securities Available for Sale               (104)
Reserve for Loan Losses                                             (7,204)
Cash and Due From Banks                                             24,225
All Other Assets                                                    24,934
---------------------------------------------------------------------------
    Total Assets                                                  $603,716
===========================================================================

Liabilities & Shareholders' Equity
Interest Bearing Deposits
  Transaction                                                    $  47,739    $     788     1.65%
  Savings                                                          180,444        4,649     2.58%
  Time Deposits Over $100,000                                       48,441        2,532     5.23%
  Time Deposits Under $100,000                                     147,815        7,481     5.06%
-------------------------------------------------------------------------------------------------
    Total Interest Bearing Deposits                                424,439       15,450     3.64%
Other Borrowed Funds                                                 1,798          107     5.95%
-------------------------------------------------------------------------------------------------
    Total Interest Bearing Liabilities                             426,237      $15,557     3.65%
                                                                            =====================

Demand Deposits                                                    101,778
All Other Liabilities                                                4,119
---------------------------------------------------------------------------
    Total Liabilities                                              532,134

Shareholders' Equity                                                71,582
---------------------------------------------------------------------------
    Total Liabilities & Shareholders' Equity                      $603,716
===========================================================================

Net Interest Margin                                                                         5.64%
=================================================================================================

Notes: The factor used to adjust interest revenue on tax-exempt municipal securities and loans to a taxable equivalent basis for the year ended December 31, 1996, was 1.53. Loan Fees are included in interest income for loans. Unearned discount is included for rate calculation purposes. Nonaccrual loans and lease financing receivables have been included in the average balances. Yields on securities available-for-sale are based on historical cost

Volume and Rate Analysis of Net Interest Revenue
(Rates on a Taxable Equivalent Basis)
(in thousands)


                                                                         1998 versus 1997
                                                                        Amount of Increase
                                                                   (Decrease) Due to Change in:
                                                                 Average     Average        Net
Interest Earning Assets                                          Balance       Rate       Change
------------------------------------------------------------------------------------------------
Federal Funds Sold                                               $  250      $  (31)     $  219
Investment Securities Available for Sale
  U.S. Treasuries                                                  (148)        (21)       (169)
  U.S. Agencies                                                   3,041         213       3,254
  Municipals                                                        295         (81)        214
  Other                                                             (87)         48         (39)
------------------------------------------------------------------------------------------------
   Total Investment Securities Available for Sale                 3,101         159       3,260
------------------------------------------------------------------------------------------------
Investment Securities Held to Maturity
  U.S. Treasuries                                                   (94)        (14)       (109)
  U.S. Agencies                                                    (998)        (55)     (1,052)
  Municipals                                                       (506)       (161)       (667)
  Other                                                             (31)         31           0
------------------------------------------------------------------------------------------------
    Total Investment Securities Held to Maturity                 (1,630)       (199)     (1,828)
------------------------------------------------------------------------------------------------

Loans:
  Real Estate                                                     1,809         112       1,920
  Commercial                                                      1,231          27       1,258
  Installment                                                       217          38         254
  Credit Card                                                       (13)          4          (9)
  Other                                                             (22)          3         (19)
------------------------------------------------------------------------------------------------
    Total Loans                                                   3,221         183       3,404
------------------------------------------------------------------------------------------------
    Total Earning Assets                                          4,942         112       5,055
------------------------------------------------------------------------------------------------
Interest Bearing Liabilities
Interest Bearing Deposits:
  Transaction                                                        66        (138)        (72)
  Savings                                                          (116)       (561)       (678)
  Time Deposits Over  $100,000                                      (85)        (69)       (154)
  Time Deposits Under $100,000                                      363          (1)        362
------------------------------------------------------------------------------------------------
    Total Interest Bearing Deposits                                 229        (770)       (542)
Other Borrowed Funds                                              1,550          (2)      1,548
------------------------------------------------------------------------------------------------
    Total Interest Bearing Liabilities                            1,778        (771)      1,006
------------------------------------------------------------------------------------------------
Total Change                                                   $  3,164      $  884   $   4,049
================================================================================================

"Notes: Rate/volume variance is allocated based on the percentage relationship of changes in volume and changes in rate to the total "net change." Changes in accounting principle during 1994 require securities to be segregated between Available-for-Sale and Held-to-Maturity."

Volume and Rate Analysis of Net Interest Revenue
(Rates on a Taxable Equivalent Basis)
(in thousands)

                                                                  1997 versus 1996
                                                                 Amount of Increase
                                                            (Decrease) Due to Change in:
                                                          Average      Average         Net
Interest Earning Assets                                   Balance       Rate          Change
----------------------------------------------------------------------------------------------
Federal Funds Sold                                        $   59       $    19        $   77
Investment Securities Available for Sale
  U.S. Treasuries                                            298             8           306
  U.S. Agencies                                            3,068           211         3,279
  Municipals                                                (405)          (58)         (463)
  Other                                                       53           (26)           27
----------------------------------------------------------------------------------------------
    Total Investment Securities Available for Sale         3,014           136         3,149
----------------------------------------------------------------------------------------------
Investment Securities Held to Maturity
  U.S. Treasuries                                           (325)           41          (284)
  U.S. Agencies                                             (860)          (85)         (945)
  Municipals                                                 123          (169)          (46)
  Other                                                      (17)            1           (16)
----------------------------------------------------------------------------------------------
    Total Investment Securities Held to Maturity          (1,078)"        (212)       (1,291)
----------------------------------------------------------------------------------------------

Loans:
  Real Estate                                                104          (730)         (626)
  Commercial                                                (385)         (231)         (615)
  Installment                                                 63            10            73
  Credit Card                                                (21)           (9)          (30)
  Other                                                      (47)          (25)          (73)
----------------------------------------------------------------------------------------------
    Total Loans                                             (286)         (985)       (1,271)
----------------------------------------------------------------------------------------------
    Total Earning Assets                                   1,709        (1,043)          663
----------------------------------------------------------------------------------------------
Interest Bearing Liabilities
Interest Bearing Deposits:
  Transaction                                                 68           (15)           52
  Savings                                                     38            16            54
"  Time Deposits Over $100,000"                              804            11           815
"  Time Deposits Under $100,000"                             (93)           45           (49)
----------------------------------------------------------------------------------------------
    Total Interest Bearing Deposits                          816            56           872
Other Borrowed Funds                                          (1)           (6)           (7)
----------------------------------------------------------------------------------------------
    Total Interest Bearing Liabilities                       815            50           865
----------------------------------------------------------------------------------------------
Total Change                                              $  893       $(1,093)     $   (202)
==============================================================================================

"Notes: Rate/volume variance is allocated based on the percentage relationship of changes in volume and changes in rate to the total ""net change."" Changes in accounting principle during 1994 require securities to be segregated between Available-for-Sale and Held-to-Maturity."

Investment Portfolio
The following table summarizes the balances and distributions of the investment securities held on the dates indicated.

                                                             Available   Held to      Available    Held to     Available    Held to
                                                             for Sale    Maturity     for Sale     Maturity    for Sale     Maturity
                                                           -------------------------------------------------------------------------
December 31:  (in thousands)                                         1998                      1997                    1996
------------------------------------------------------------------------------------------------------------------------------------
  U. S. Treasury                                             $  9,099    $  2,006    $  18,292    $  2,022    $  10,142    $  6,016
  U. S. Agency                                                 12,138       1,990       39,053      33,158       61,631      42,124
  Municipal                                                    24,047      55,088        1,013      62,478       11,245      67,109
  Mortgage-Backed Securities                                  257,644           0      185,698      -           113,324      -
  Other                                                         9,377       1,068        3,140       1,271        1,773       1,517
------------------------------------------------------------------------------------------------------------------------------------
      Total Book Value                                       $312,305     $60,152     $247,196     $98,929     $198,115    $116,766
====================================================================================================================================
      Fair Value                                             $312,305     $62,149     $247,196    $100,658     $198,115    $118,124
====================================================================================================================================

Analysis of Investment Securities Available for Sale
The following table is a summary of the relative maturities and yields of Farmers & Merchants Bank of Central California's investment securities Available for Sale as of December 31, 1998. Yields on Municipal securities have been calculated on a fully taxable equivalent basis using the Federal tax rate of 34%.

Investment Securities Available for Sale                                                             Fair        Average
December 31, 1998 (in thousands)                                                                     Value        Yield
--------------------------------------------------------------------------------------------------------------------------
U.S. Treasury
  One year or less                                                                                   7,044         5.98%
  After one year through five years                                                                  2,055         6.16%
  After five years through ten years                                                                 -           -
  After ten years                                                                                    -           -
--------------------------------------------------------------------------------------------------------------------------
     Total U.S. Treasury Securities                                                                  9,099         6.02%
--------------------------------------------------------------------------------------------------------------------------
U.S. Agency
  One year or less                                                                                   -           -
  After one year through five years                                                                  7,115         6.42%
  After five years through ten years                                                                 5,023         6.26%
  After ten years                                                                                    -           -
--------------------------------------------------------------------------------------------------------------------------
     Total U.S. Agency Securities                                                                   12,138         6.35%
--------------------------------------------------------------------------------------------------------------------------
Municipal
  One year or less                                                                                   -           -
  After one year through five years                                                                  9,030         6.27%
  After five years through ten years                                                                10,942         6.66%
  After ten years                                                                                    4,075         6.69%
--------------------------------------------------------------------------------------------------------------------------
     Total Municipal Securities                                                                     24,047         6.52%
--------------------------------------------------------------------------------------------------------------------------
Mortgage-Backed Securities
  One year or less                                                                                  40,657         6.43%
  After one year through five years                                                                185,262         6.19%
  After five years through ten years                                                                23,007         6.29%
  After ten years                                                                                    8,718         5.97%
--------------------------------------------------------------------------------------------------------------------------
     Total Mortgage-Backed Securities                                                              257,644         6.23%
--------------------------------------------------------------------------------------------------------------------------
Other
  One year or less                                                                                   9,377         5.94%
  After one year through five years                                                                  -           -
  After five years through ten years                                                                 -           -
  After ten years                                                                                    -           -
--------------------------------------------------------------------------------------------------------------------------
     Total Other Securities                                                                          9,377         5.94%
--------------------------------------------------------------------------------------------------------------------------
     Total Investment Securities Available for Sale                                               $312,305         6.24%
==========================================================================================================================

Note: The average yield for floating rate securities is calculated using the current stated yield.

Analysis of Investment Securities Held to Maturity
The following table is a summary of the relative maturities and yields of Farmers & Merchants Bank of Central California's investment securities Held to Maturity as of December 31, 1998. Yields on Municipal securities have been calculated on a fully taxable equivalent basis using the Federal tax rate of 34%.

Investment Securities Held to Maturity                               Book    Average
December 31, 1998 (in thousands)                                     Value    Yield
------------------------------------------------------------------------------------
U.S. Treasury
  One year or less                                                    2,006    5.93%
  After one year through five years                                   -        -
  After five years through ten years                                  -        -
  After ten years                                                     -        -
------------------------------------------------------------------------------------
     Total U.S. Treasury Securities                                   2,006    5.93%
------------------------------------------------------------------------------------
U.S. Agency
  One year or less                                                    -        -
  After one year through five years                                   1,990    5.95%
  After five years through ten years                                   -        -
  After ten years                                                      -        -
------------------------------------------------------------------------------------
     Total U.S. Agency Securities                                     1,990    5.95%
------------------------------------------------------------------------------------
Municipal
  One year or less                                                    6,254    8.94%
  After one year through five years                                  27,893    7.90%
  After five years through ten years                                 18,760    7.46%
  After ten years                                                     2,181    7.20%
------------------------------------------------------------------------------------
     Total Municipal Securities                                      55,088    7.84%
------------------------------------------------------------------------------------
Other
  One year or less                                                     -        -
  After one year through five years                                    -        -
  After five years through ten years                                   -        -
  After ten years                                                     1,068    9.48%
------------------------------------------------------------------------------------
     Total Other Securities                                           1,068    9.48%
------------------------------------------------------------------------------------
     Total Investment Securities                                    $60,152    7.74%
 ========================================= ======= ======= ======= ========= =======

Loan Data
(in thousands)
The following table shows the Bank's loan composition by type of loan.

                                                                      December 31,
                                                   1998       1997        1996       1995       1994
--------------------------------------------------------------------------------------------------------
  Real Estate                                     $180,468   $150,804    $141,408   $141,574   $132,743
  Real Estate Construction                          26,529     25,796      24,972     27,928     25,422
  Commercial                                       105,403     79,977      84,073     75,136     51,118
  Installment                                       14,035     12,322       9,690     10,905     10,501
  Credit Card                                        2,989      2,873       3,276      3,212      3,087
  Other                                                 64        128         152        175        242
--------------------------------------------------------------------------------------------------------
Total Loans                                        329,488    271,900     263,571    258,930    223,113
Less:
  Unearned Income                                      310        294         284        441        384
  Reserve for Possible Loan Losses                   8,589      7,188      10,031      7,089      7,582
--------------------------------------------------------------------------------------------------------
Loans, Net                                        $320,589   $264,418    $253,256   $251,400   $215,147
 =============================================== ========== ========== =========== ========== ==========
There were no concentrations of loans exceeding 10% of total loans which were not otherwise disclosed as a category of loans in the above table.



Non-Performing Loans
(in thousands)
                                                                      December 31,
                                                   1998       1997        1996       1995       1994
--------------------------------------------------------------------------------------------------------
Nonaccrual Loans
  Real Estate                                       $3,997     $4,911      $5,881     $8,441     $5,016
  Commercial                                           595        580       1,055      4,711      1,215
  Installment                                            9          7          18        106        193
  Credit Card                                            0          0           0          0          0
  Other                                                  0          0           0          0          0
--------------------------------------------------------------------------------------------------------
Total Nonaccrual Loans                               4,601      5,498       6,954     13,258      6,424
--------------------------------------------------------------------------------------------------------

Accruing Loans Past Due 90 Days or More
  Real Estate                                            0          0         357          0          0
  Commercial                                             0          0           0          0          0
  Installment                                            0          0           1          5         36
  Credit Card                                           23          6          31         33         45
  Other                                                  0          0           0          0          0
--------------------------------------------------------------------------------------------------------
Total Accruing Loans Past Due 90 Days or More           23          6         389         38         81
--------------------------------------------------------------------------------------------------------
Total Non-Performing Loans                          $4,624     $5,504      $7,343    $13,296     $6,505
 =============================================== ========== ========== =========== ========== ==========

Other Real Estate Owned                               $636     $2,231      $2,805     $2,584     $2,476

Non-Performing Loans as a Percent of Total Loans      1.40%      2.02%       2.79%      5.13%      2.92%
================================================ ========== ========== =========== ========== ==========

Allowance for Possible Loan Losses
as a Percent of Total Loans                           2.61%      2.64%       3.81%      2.74%      3.40%
 =============================================== ========== ========== =========== ========== ==========

The Bank's policy is to place loans (Excluding Credit Card Loans) on nonaccrual status when the principal or interest is past due for ninety days or more unless it is both well secured and in the process of collection. Any interest accrued, but unpaid, is reversed against current income. Thereafter interest is recognized as income only as it is collected in cash. The gross interest income that would have been recorded if the loans had been current for the year ending December 31, 1998 was $681,473. For a discussion of impaired loan policy see
Note 4. in the Bank's 1998 Annual Report.

Maturities and Rate Sensitivity of Loans
(in thousands)
The following table shows the maturity distribution and interest rate sensitivity of loans of the Bank on December 31, 1998

                                                      Over One
                                                      Year to       Over
                                         One Year      Five         Five
                                         or Less       Years        Years       Total    Percent
-------------------------------------------------------------------------------------------------
Real Estate                              $  42,808    $  47,362     $116,827   $206,997    66.26%
Commercial                                  72,606       23,211        9,586    105,403    33.74%
-------------------------------------------------------------------------------------------------
  Total                                   $115,414    $  70,573     $126,413   $312,400   100.00%
=================================================================================================


Rate Sensitivity:
  Predetermined Rate                     $  15,133    $  46,736   $  109,158   $171,027    54.75%
  Floating Rate                            100,281       23,837       17,255    141,373    45.25%
-------------------------------------------------------------------------------------------------
  Total                                   $115,414    $  70,573   $  126,413   $312,400   100.00%
 ================================================================================================
Percent                                      36.94%       22.59%       40.47%    100.00%
 =======================================================================================

The "One Year Or Less" column includes Demand loans, Overdrafts and Past Due Loans. Farmers & Merchants Bank does not have an automatic rollover policy for maturing loans.



Commitments and Lines of Credit

It is not the policy of the Bank to issue formal commitments or lines of credit except to a limited number of well-established and financially responsible local commercial and agricultural enterprises. Such commitments can be either secured or unsecured and are typically in the form of revolving lines of credit for seasonal working capital needs. Occasionally, such commitments are in the form of letters of credit to facilitate the customer's particular business transaction. Commitment fees are generally not charged except where letters of credit are involved. Commitments and lines of credit typically mature within one year.

Provision and Reserve for Possible Loan Losses
(in thousands)
The following table summarizes the loan loss experience of Farmers & Merchants Bank of Central California for the periods indicated:

                                                     1998         1997         1996         1995         1994
------------------------------------------------------------------------------------------------------------------
Balance at Beginning of Year                        $   7,188    $  10,031    $   7,089    $   7,582    $   6,813
Provision Charged to Expense                            1,400        5,450        4,000        1,000          600
Charge Offs:
  Real Estate                                             194          892          803        1,723            8
  Commercial                                               91        7,672          226          286          433
  Installment                                              73           78           99          141           87
  Credit Card                                              73           94           93           60           34
  Other                                                     0            0            0            0            0
------------------------------------------------------------------------------------------------------------------
    Total Charge Offs                              $      431    $   8,736    $   1,221    $   2,210   $      562
------------------------------------------------------------------------------------------------------------------

Recoveries:
  Real Estate                                               1          208           56          531          359
  Commercial                                              388          201           58          116          307
  Installment                                              36           26           40           65           55
  Credit Card                                               7            8            9            5           10
  Other                                                     0            0            0            0            0
------------------------------------------------------------------------------------------------------------------
    Total Recoveries                                      432          443          163          717          731
------------------------------------------------------------------------------------------------------------------
Net Recoveries (Charge-Offs)                                1       (8,293)      (1,058)      (1,493)         169
------------------------------------------------------------------------------------------------------------------
Balance at End of Year*                             $   8,589    $   7,188    $  10,031    $   7,089    $   7,582
==================================================================================================================

Ratios:
Consolidated Reserve for Possible Loan Losses to:
  Loans at Year End                                      2.61%        2.64%        3.81%        2.74%        3.40%
  Average Loans                                          2.92%        2.74%        3.78%        2.90%        3.43%

Consolidated Net Charge-Offs to:
  Loans at Year End                                      0.00%        3.05%        0.40%        0.58%       -0.08%
  Average Loans                                          0.00%        3.16%        0.40%        0.61%         N/M

For a description of the Bank's policy regarding the Reserve for Possible Loan Losses, see Note 1. in the Notes to the Consolidated Financial Statements of the 1998 Annual Report.


Allocation of the Allowance for Possible Loan Losses

(in thousands)                                           Amount of Allowance Allocation at December 31,
                                                 -----------------------------------------------------------------
                                                     1998         1997         1996         1995         1994
------------------------------------------------------------------------------------------------------------------
Real Estate                                         $   3,107    $   3,020    $   3,658    $   4,150    $   1,049
Real Estate Construction                                  456          516          646          820          200
Commercial                                              2,530        1,927        5,598        1,221          904
Installment                                               229           82           55           51           27
Other                                                     673           62           67           54           35
Unallocated                                             1,594        1,581            7          793        5,367
------------------------------------------------------------------------------------------------------------------
Total                                                $  8,589     $  7,188     $ 10,031     $  7,089     $  7,582
==================================================================================================================

                                                                  Percent of Loans in Each Category
                                                                  to Total Loans at December 31,
                                                 -----------------------------------------------------------------
                                                     1998         1997         1996         1995         1994
                                                 -----------------------------------------------------------------
Real Estate                                          54.8%        55.5%        53.7%        54.7%        59.5%
Real Estate Construction                              8.1%         9.5%         9.5%        10.8%        11.4%
Commercial                                           32.0%        29.4%        31.9%        29.0%        22.9%
Installment                                           4.3%         4.5%         3.7%         4.2%         4.7%
Other                                                 0.9%         1.1%         1.3%         1.3%         1.5%
------------------------------------------------------------------------------------------------------------------
Total                                               100.0%       100.0%       100.0%       100.0%       100.0%
==================================================================================================================

Analysis of Certificates of Deposit
(In thousands)
The following table sets forth, by time remaining to maturity, the Bank's time deposits in amounts of $100,000 or more for the periods indicated.

                                                                                               December 31,
                                                                                             1998        1997
----------------------------------------------------------------------------------------------------------------
Time Deposits of $100,000 or More
  Three Months or Less                                                                      $32,146    $39,563
  Over Three Months Through Six Months                                                       17,516     15,905
  Over Six Months Through Twelve Months                                                      11,009     10,699
  Over Twelve Months                                                                          1,700        770
----------------------------------------------------------------------------------------------------------------
     Total Time Deposits of $100,000 or More                                                $62,371    $66,937
=================================================================================================================
Refer to the Year-To-Date Average Balances and Rate Schedules for information on separate deposit categories.




Return on Equity and Assets

Refer to the Five Year Financial Summary of Operations located on page 39 of the Bank's Annual
Report for the year ending December 31, 1998.


Short-Term Borrowings

Refer to Note 9. of the Bank's Annual Report for the year ending December 31, 1998.

-------------------------------------------------------------------------------

                            Farmers & Merchants Bank
                             of Central California


                                      1998
                                     Annual
                                     Report

-------------------------------------------------------------------------------

For over 82 years, Farmers & Merchants Bank of Central California has reached out to the citizens of California's Great Central Valley to satisfy their financial needs. Founded and still headquartered in Lodi, California, the Bank has expanded over the years and currently maintains 18 locations serving 9 Central Valley communities. Farmers & Merchants Bank has been steadfast in its longstanding and proven strategy of delivering consummate customer service while maintaining a high level of community involvement. These time tested traditions were continued in 1998 as the Bank provided a higher level of community financial support than ever before and expanded its already vast array of products and services available to help customers achieve their financial goals.

We are pleased to report that during 1998, Farmers & Merchants Bank achieved record financial performance as net income after tax of $8,060,000 exceeded the prior year by 101%. A 21% increase in total loans outstanding accompanied by 8% growth of total deposits produced a 14% jump in net interest income before provision for loan losses. Also contributing to the strong results was a 14% increase in non-interest income.

Return on shareholders equity and total shareholder return also improved this past year. Capital management will continue to be the Board and management's top priority in the future. The Stock Repurchase Program, which the shareholders approved last year, is being utilized. In addition, management will continue to focus on achieving revenue growth by leveraging the Bank's existing infrastructure base. Even though loan portfolio quality strengthened throughout 1998, management elected to increase the reserve for possible loan losses as a safety measure designed to cushion the Bank from the potential impact of future economic fluctuations.

Throughout 1998, management focused on enhancing and streamlining the Bank's processes and systems applications. The backroom processing and servicing of loans was centralized which improved turnaround time and enabled the Bank to handle greater loan volume. A state of the art personal computer network was installed throughout the Bank to reduce paperwork and improve internal communications. The Bank's main computer system is also being updated with advanced technology designed to speed up internal operations and support future growth. The various computer programs being used by the Bank's tellers, new accounts representatives and loan officers are also being modernized.

The 1998 capital projects were undertaken to improve customer service and achieve "Year 2000" systems compliance. Our team of data processing experts has made considerable progress in addressing potential problems that could develop from the century date change. A phase II examination of the Bank's progress in solving the "Year 2000" issues was recently conducted by an independent third party. The examination team was complimentary of our progress and indicated we are ahead of other peer banks. Management is committed and confident that Farmers & Merchants Bank's computer systems will be fully "Year 2000" compliant well before the end of 1999.

In the future, Farmers & Merchants Bank will continue to differentiate itself through customer convenience and the delivery of products and services in a friendly and personal manner. We are also committed to augmenting the level of volunteer and financial assistance donated to community support organizations. Reinvesting in the communities we serve in order to improve the quality of life, is a way of life at Farmers & Merchants Bank.

We appreciate the Board of Director's assistance and guidance throughout this past year. We are also grateful for the extraordinary effort put forth by the Bank's employees. The Bank's strong performance in 1998 would not have been possible without their dedication, hard work, and exceptional accomplishments. Special thanks are also extended to all of our customers. We immensely value your business and feel privileged to be able to serve you.

As the new millenium draws near, we remain optimistic about Farmers & Merchants Bank's future and its ability to successfully meet the many challenges ahead. The support provided by our shareholders over the years has been a major source of strength for the Bank. Your continued confidence and satisfaction with your investment in Farmers & Merchants Bank remains of the utmost importance to us. Please remember that you can personally enhance the value of your investment by recommending Farmers & Merchants Bank to your friends, associates and new acquaintances.

Sincerely,

/s/ Kent A. Steinwert                          /s/ Ole R. Mettler

Kent A. Steinwert                              Ole R. Mettler
President & Chief Executive Officer            Chairman of the Board

Report of Management

The management of Farmers & Merchants Bank of Central California (the Bank) and its subsidiaries has the responsibility for the preparation, integrity and reliability of the consolidated financial statements and related financial information contained in this annual report. The financial statements were prepared in accordance with generally accepted accounting principles and prevailing practices of the banking industry. Where amounts must be based on estimates and judgments, they represent the best estimates and judgments of management.

Management has established and is responsible for maintaining an adequate internal control structure designed to provide reasonable, but not absolute, assurance as to the integrity and reliability of the financial statements, safeguarding of assets against loss from unauthorized use or disposition and the prevention and detection of fraudulent financial reporting. The internal control structure includes: an effective financial accounting environment; a comprehensive internal audit function; an independent audit committee of the Board of Directors; and extensive financial and operating policies and procedures. Management also recognizes its responsibility for fostering a strong ethical climate which is supported by a code of conduct, appropriate levels of management authority and responsibility, an effective corporate organizational structure and appropriate selection and training of personnel.

The Board of Directors, primarily through its audit committee, oversees the adequacy of the Bank's internal control structure. The audit committee, whose members are neither officers nor employees of the Bank, meets periodically with management, internal auditors and internal credit examiners to review the functioning of each and to ensure that each is properly discharging its responsibilities. In addition, Arthur Andersen LLP, independent auditors, are engaged to audit the Bank's financial statements.

Arthur Andersen LLP, obtains and maintains an understanding of the Bank's accounting and financial controls and conducts its audit in accordance with generally accepted auditing standards which includes such audit procedures as it considers necessary to express the opinion in the report that follows.

Management recognizes that there are inherent limitations in the effectiveness of any internal control structure. However, management has assessed and believes that, as of December 31, 1998, the Bank's internal control structure, as described above, provides reasonable assurance as to the integrity and reliability of the financial statements and related financial information.

Management also is responsible for compliance with federal and state laws and regulations concerning loans to insiders and dividend restrictions designated by the FDIC as safety and soundness laws and regulations.

Management assessed its compliance with the designated laws and regulations relating to safety and soundness. Based on this assessment, Management believes that the Bank complied with the designated laws and regulations relating to safety and soundness for the year ended December 31, 1998.


/s/ Kent A. Steinwert                          /s/ John R. Olson
Kent A. Steinwert                              John R. Olson
President &                                    Executive Vice President &
Chief Executive Officer                        Chief Financial Officer

                      [LETTERHEAD OF ARTHUR ANDERSEN LLP]

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Shareholders and the Board of Directors of Farmers & Merchants Bank of Central California:

We have audited the accompanying consolidated balance sheets of FARMERS & MERCHANTS BANK OF CENTRAL CALIFORNIA (a California chartered state bank) AND SUBSIDIARIES as of December 31, 1998 and 1997, and the related consolidated statements of income, comprehensive income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Farmers & Merchants Bank of Central California and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.



                                                /s/ Arthur Andersen LLP


Sacramento, California
  January 29, 1999

Consolidated Statements of Income
--------------------------------------------------------------------------        -------------------------------------
(in thousands)
                                                                                          Year Ended December 31,
                                                                                       1998          1997      1996
--------------------------------------------------------------------------        -------------------------------------
Interest Income
Interest and Fees on Loans                                                            $29,706       $26,304   $27,574
Interest on Federal Funds Sold and Securities Purchased
  Under Agreements to Resell                                                              943           724       647
Interest on Investment Securities:
  U.S. Treasury Securities                                                                841         1,119     1,097
  Securities of U.S. Government Agencies and Corporations                              15,579        13,375    11,042
  Obligations of States and Political Subdivisions                                      3,749         4,038     4,296
  Other                                                                                   376           415       404
--------------------------------------------------------------------------        -------------------------------------
              Total Interest Income                                                    51,194        45,975    45,060
--------------------------------------------------------------------------        -------------------------------------

Interest Expense
Interest on Deposits                                                                   15,780        16,322    15,450
Interest on Borrowed Funds                                                              1,648           100       107
--------------------------------------------------------------------------        -------------------------------------
              Total Interest Expense                                                   17,428        16,422    15,557
--------------------------------------------------------------------------        -------------------------------------

              Net Interest Income                                                      33,766        29,553    29,503
Provision for Possible Loan Losses                                                      1,400         5,450     4,000
--------------------------------------------------------------------------        -------------------------------------
              Net Interest Income After Provision for Possible Loan Losses             32,366        24,103    25,503
--------------------------------------------------------------------------        -------------------------------------

Non-Interest Income
Service Charges on Deposit Accounts                                                     2,842         2,693     2,680
Net Gain on Sale of Investment Securities                                                 333           202         9
Other                                                                                   2,644         2,217     2,468
--------------------------------------------------------------------------        -------------------------------------
              Total Non-Interest Income                                                 5,819         5,112     5,157
--------------------------------------------------------------------------        -------------------------------------

Non-Interest Expense
Salaries and Employee Benefits                                                         14,493        12,816    12,690
Occupancy Expense                                                                       1,787         1,842     1,825
Equipment Expense                                                                       2,103         1,956     1,725
Other                                                                                   7,712         7,563     5,773
--------------------------------------------------------------------------        -------------------------------------
              Total Non-Interest Expense                                               26,095        24,177    22,013
--------------------------------------------------------------------------        -------------------------------------

Income Before Income Taxes                                                             12,090         5,038     8,647
Provision for Income Taxes                                                              4,030         1,027     1,566
--------------------------------------------------------------------------        -------------------------------------
              Net Income                                                              $ 8,060       $ 4,011   $ 7,081
==========================================================================         =========== ============= ==========

Earnings Per Share                                                                    $ 12.72      $   6.33   $ 11.17
==========================================================================         =========== ============= ==========

The accompanying notes are an integral part of these consolidated financial statements

Consolidated Balance Sheets
---------------------------------------------------------------------------------------------------------------------------
(in thousands)
                                                                                                      December 31,
Assets                                                                                           1998              1997
---------------------------------------------------------------------------------------------------------------------------
Cash and Due from Banks                                                                      $   27,572         $   27,010
Federal Funds Sold and Securities Purchased Under Agreements to Resell                           12,140              1,000
Investment Securities:
  Available-for-Sale                                                                            312,305            247,196
  Held-to-Maturity                                                                               60,152             98,929
---------------------------------------------------------------------------------------------------------------------------
      Total Investment Securities                                                               372,457            346,125
---------------------------------------------------------------------------------------------------------------------------

Loans                                                                                           329,178            271,606
  Less: Reserve for Possible Loan Losses                                                          8,589              7,188
---------------------------------------------------------------------------------------------------------------------------
      Loans, Net                                                                                320,589            264,418
---------------------------------------------------------------------------------------------------------------------------

Bank Premises and Equipment, Net                                                                 11,714             11,609
Interest Receivable and Other Assets                                                             14,327             13,154
---------------------------------------------------------------------------------------------------------------------------
         Total Assets                                                                          $758,799           $663,316
===========================================================================================================================


     Liabilities
     Deposits:
   Demand                                                                                      $156,586           $128,620
   Interest-Bearing Transaction Accounts                                                         75,575             67,923
   Savings                                                                                      166,495            172,593
   Time                                                                                         228,731            212,897
---------------------------------------------------------------------------------------------------------------------------
      Total Deposits                                                                            627,387            582,033
---------------------------------------------------------------------------------------------------------------------------

Federal Funds Purchased                                                                           2,000                 -
Federal Home Loan Bank Advances                                                                  41,093                 -
Interest Payable and Other Liabilities                                                            8,914              6,460
---------------------------------------------------------------------------------------------------------------------------
         Total Liabilities                                                                      679,394            588,493
---------------------------------------------------------------------------------------------------------------------------

Shareholders' Equity
Preferred Stock:  Par Value $100, 1,000,000 Shares Authorized,
  None Issued or Outstanding                                                                        -                  -
Common Stock:  Stated Value $5, 1,000,000 Shares Authorized, 632,185
   and 633,705 Issued and Outstanding at December 31, 1998 and 1997, Respectively                 3,161              3,020
Additional Paid-In Capital                                                                       40,421             36,392
Retained Earnings                                                                                34,991             34,465
Accumulated Other Comprehensive Income                                                              832                946
---------------------------------------------------------------------------------------------------------------------------
         Total Shareholders' Equity                                                              79,405             74,823
---------------------------------------------------------------------------------------------------------------------------
         Total Liabilities and Shareholders' Equity                                            $758,799           $663,316
===========================================================================================================================

The accompanying notes are an integral part of these consolidated financial statements

Consolidated Statements of Changes in Shareholders' Equity

-------------------------------------------------------------------------------------------------------------------------------
(in thousands)
                                                                                                Accumulated
                                                              Additional                           Other             Total
                                                  Common        Paid-In        Retained        Comprehensive      Shareholders'
                                                  Stock         Capital        Earnings            Income           Equity
-------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1995                       $2,744        $29,343         $36,397            $  (142)         $68,342
-------------------------------------------------------------------------------------------------------------------------------
Net Income                                           -              -            7,081                 -             7,081
Cash Dividends Declared on
  Common Stock at $4.27 Per
  Share                                              -              -           (2,706)                -            (2,706)
5% Stock Dividend                                   134          3,370          (3,504)                -                -
Cash Paid in Lieu of Fractional
  Shares Related to Stock Dividend                   -              -              (62)                -               (62)
Change in Net Unrealized Loss on
  Securities Available for Sale                      -              -               -                  62               62
-------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1996                       $2,878        $32,713         $37,206          $     (80)         $72,717
-------------------------------------------------------------------------------------------------------------------------------
Net Income                                           -              -            4,011                 -             4,011
Cash Dividends Declared on
    Common Stock at $4.53 Per
    Share                                            -              -           (2,869)                -            (2,869)
5% Stock Dividend                                   142          3,679          (3,821)                -                -
Cash Paid in Lieu of Fractional
    Shares Related to Stock Dividend                 -              -              (62)                -               (62)
Change in Net Unrealized Gain (Loss) on
    Securities Available for Sale                    -              -               -               1,026            1,026
-------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1997                       $3,020        $36,392         $34,465           $    946          $74,823
-------------------------------------------------------------------------------------------------------------------------------
Net Income                                           -              -            8,060                 -             8,060
Cash Dividends Declared on
    Common Stock at $4.85 Per
    Share                                            -              -           (3,070)                -            (3,070)
5% Stock Dividend                                   149          4,250          (4,399)                -                -
Cash Paid in Lieu of Fractional
    Shares Related to Stock Dividend                 -              -              (65)                -               (65)
Redemption of Stock                                  (8)          (221)                                               (229)
Change in Net Unrealized Gain on
    Securities Available for Sale                    -              -               -                (114)            (114)
-------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1998                       $3,161        $40,421         $34,991           $    832          $79,405
===============================================================================================================================

    The accompanying notes are an integral part of these consolidated financial statements

Consolidated Statements of Cash Flows

--------------------------------------------------------------------------------------------------------------------------
(in thousands)
                                                                                        Year Ended December 31,
                                                                                   1998        1997         1996
--------------------------------------------------------------------------------------------------------------------------
Operating Activities
Net Income                                                                      $  8,060     $  4,011     $  7,081
Adjustments to Reconcile Net Income to Net Cash Provided
  by Operating Activities:
     Provision for Possible Loan Losses                                           1,400         5,450        4,000
     Depreciation and Amortization                                                1,637         1,571        1,437
     Provision for Deferred Income Taxes                                           (542)        1,146       (2,019)
     Net Amotization (Accretion) of Investment Security Premium & Discounts         221           449          306
     Net (Gain) on Sale of Investment Securities                                   (333)         (202)          (9)
     Net (Increase) Decrease in Interest Receivable and Other Assets               (552)           23            2
     Net Increase (Decrease) in Interest Payable and Other Liabilities            2,454           989       (1,225)
        Net Cash Provided by Operating Activities                                12,345        13,437        9,573
--------------------------------------------------------------------------------------------------------------------------
Investing Activities
Trading Securities:
     Purchased                                                                  (30,345)           -            -
     Sold or Matured                                                             30,454            -            -
     Securities Available-for-Sale:
     Purchased                                                                 (171,197)     (159,351)    (107,976)
     Sold or Matured                                                            105,926       111,788       54,341
     Securities Held-to-Maturity:
     Purchased                                                                   (4,070)       (3,518)     (22,936)
     Matured                                                                     42,819        21,336       48,911
Net Increase in Loans                                                           (58,003)      (17,056)      (6,019)
Principal Collected on Loans Previously Charged Off                                 432           444          163
Net Additions to Premises and Equipment                                          (1,742)       (1,475)      (2,011)
        Net Cash Used for Investing Activities                                  (85,726)      (47,832)     (35,527)
--------------------------------------------------------------------------------------------------------------------------
Financing Activities
Net Increase in Demand, Interest-Bearing Transaction,
  and Savings Accounts                                                           29,520        15,587       18,848
Net Increase in Time Deposits                                                    15,834        11,829       10,332
Net Increase in Federal Funds Purchased                                           2,000            -            -
Net Increase in Federal Home Loan Bank Advances                                  41,093            -            -
Stock Redemption                                                                   (229)           -             -
Cash Dividends                                                                   (3,135)       (2,932)      (2,767)
        Net Cash Provided by Financing Activities                                85,083        24,484       26,413
--------------------------------------------------------------------------------------------------------------------------
        Increase (Decrease) in Cash and Cash Equivalents                         11,702        (9,911)         459
        Cash and Cash Equivalents at Beginning of Year                           28,010        37,921       37,462
        Cash and Cash Equivalents at End of Year                               $ 39,712      $ 28,010    $  37,921
==========================================================================================================================
Supplementary Data
Cash Payments made for Income Taxes                                            $   5,436     $    800   $    3,570
Interest Paid                                                                  $  17,685     $ 16,335    $  15,536
==========================================================================================================================

The accompanying notes are an integral part of these consolidated financial statements


Consolidated Statements of Comprehensive Income
===================================================================================================================
(in thousands)
                                                                                   Year Ended December 31,
                                                                               1998           1997         1996
---------------------------------------------------------------------------------------------------------------------
 Net Income                                                                   $8,060         $4,011        $7,081

 Other Comprehensive Income -

 Unrealized Gains on Securities:

   Unrealized holding gains arising during the period, net
   of income tax effects of $12, $795 and $48 for the
   years ended December 31, 1998, 1997 and 1996,
   respectively                                                                   18          1,135            67

   Less: reclassification adjustment for gains
   included in net income, net of related income tax effects
   of $92, $76 and $4 for the years ended December 31,
   1998, 1997 and 1996, respectively                                            (132)          (109)           (5)
---------------------------------------------------------------------------------------------------------------------
     Total Other Comprehensive Income                                           (114)         1,026            62
---------------------------------------------------------------------------------------------------------------------

  Comprehensive Income                                                        $7,946         $5,037        $7,143
=====================================================================================================================

The accompanying notes are an integral part of these consolidated financial statements

Notes to Consolidated Financial Statements

1. Significant Accounting Policies
Farmers & Merchants Bank of Central California is a provider of a wide range of financial services in the Central Valley of California. The consolidated financial statements of Farmers & Merchants Bank of Central California and subsidiaries (the Bank) are prepared in conformity with generally accepted accounting principles and prevailing practices within the banking industry. In preparing the financial statements, management is required to make estimates and assumptions that affect reported amounts. These estimates are based on information available as of the date of the financial statements. Therefore, actual results could differ from those estimates. The following is a summary of the significant accounting and reporting policies used in preparing the consolidated financial statements.

Basis of Presentation
The accompanying financial statements include the accounts of the Bank and the Bank's wholly owned subsidiaries, Farmers & Merchants Investment Corporation and Farmers/Merchants Corp. Significant intercompany transactions have been eliminated in consolidation. Farmers & Merchants Investment Corporation has been dormant since 1991. Farmers/Merchants Corp. acts as trustee on deeds of trust originated by the Bank.

Certain amounts in the prior years' financial statements have been reclassified to conform with the current presentation. These reclassifications have no effect on previously reported income.

Cash and Cash Equivalents
For purposes of the Consolidated Statements of Cash Flows, the Bank has defined cash and cash equivalents as those amounts included in the balance sheet captions Cash and Due from Banks and Federal Funds Sold and Securities Purchased Under Agreements to Resell. Generally, these transactions are for one-day periods. For these instruments, the carrying amount is a reasonable estimate of fair value.

Investment Securities
Investment securities are classified at the time of purchase as held-to-maturity if it is management's intent and the Bank has the ability to hold the securities until maturity. These securities are carried at cost, adjusted for amortization of premium and accretion of discount using a methodology which approximates a level yield of interest over the estimated remaining period until maturity. Losses, reflecting a decline in value judged by the Bank to be other than temporary, are recognized in the period in which they become known.

Securities are classified as available-for-sale if it is management's intent, at the time of purchase, to hold the securities for an indefinite period of time and/or to use the securities as part of the Bank's asset/liability management strategy. Securities classified as available-for-sale include securities which may be sold to effectively manage interest rate risk exposure, prepayment risk, satisfy liquidity demands and other factors. These securities are reported at fair value with aggregate, unrealized gains or losses excluded from income and included as a separate component of shareholders' equity, net of related income taxes. Fair values are based on quoted market prices or broker/dealer price quotations on a specific identification basis. Gains or losses on the sale of these securities are computed using the specific identification method. Unrealized losses on these securities, reflecting a decline in value judged by the Bank to be other than temporary, are recognized in the period in which they become known.

Trading securities are acquired for short-term appreciation and are recorded in a trading portfolio and are carried at fair value, with unrealized gains and losses recorded in non-interest income.

Loans
Loans are reported at the principal amount outstanding net of unearned discounts and deferred loan fees. Interest income on loans is accrued daily on the outstanding balances using the simple interest method. Loan origination fees are deferred and recognized over the contractual life of the loan as an adjustment to the yield. Loans are placed on a non-accrual status when the collectibility of principal or interest is in doubt or when they become past due for 90 days or more unless they are both well-secured and in the process of collection. For this purpose a loan is considered well-secured if it is collateralized by property having a net realizable value in excess of the amount of the loan or is guaranteed by a financially capable party. When a loan is placed on non-accrual status, the accrued and unpaid interest receivable is reversed and charged against current income, thereafter, interest income is recognized only as it is collected in cash. Loans placed on a non-accrual status are returned to accrual status when the loans are current as to principal and interest and future payments are expected to be made in accordance with the contractual terms of the loan.

A loan is impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. When a loan is impaired, the recorded amount of the loan in the Consolidated Balance Sheets is based on the present value of expected future cash flows discounted at the loan's effective interest rate or on the observable or estimated market price of the loan or the fair value of the collateral if the loan is collateral dependent. Impaired loans are placed on a non-accrual status with income reported accordingly. Cash payments are first applied as a reduction of the principal balance until collectibility of the remaining principal and interest can be reasonably assured.

Reserve for Possible Loan Losses
As a financial institution which assumes lending and credit risks as a principal element in its business, the Bank anticipates that credit losses will be experienced in the normal course of business. Accordingly, the reserve for possible loan losses is maintained at a level considered adequate by management to provide for losses that can be reasonably anticipated. The reserve is increased by provisions charged to operating expense and reduced by net charge-offs. Management reviews the credit quality of the loan portfolio on a quarterly basis and considers problem loans, delinquencies, internal credit review reports, current economic conditions, loan loss experience and other factors in determining the adequacy of the reserve balance. The reserve is based on estimates, and ultimate losses may vary from current estimates. The estimates are reviewed periodically and, as adjustments become necessary, are reported in earnings in the periods in which they become known. Management has allocated specific reserves to various loan categories. Nevertheless, the reserve is general in nature and is available for the loan portfolio as a whole.

Bank Premises and Equipment
Bank premises, equipment and leasehold improvements are stated at cost, less accumulated depreciation and amortization. Depreciation is computed principally by the straight line method over the estimated useful lives of the assets. Estimated useful lives of buildings range from 30 to 40 years, and for furniture and equipment from 3 to 8 years. Leasehold improvements are amortized over the lesser of the terms of the respective leases, or their useful lives, which are generally 5 to 10 years. Remodeling and capital improvements are capitalized while maintenance and repairs are charged directly to occupancy expense.

Other Real Estate
Other real estate owned, which is included in other assets, is comprised of properties acquired through foreclosures in satisfaction of indebtedness. These properties are carried at the lower of the recorded loan balance or their estimated net realizable value based on current appraisals. Initial losses on properties acquired through full or partial satisfaction of debt are treated as credit losses and charged to the Reserve for Possible Loan Losses at the time of acquisition. Subsequent declines in value from the recorded amounts, routine holding costs, and gains or losses upon disposition, if any, are included in non-interest income or expense as incurred.

Income Taxes
As required, the Bank uses the liability method of accounting for income taxes. This method results in the recognition of deferred tax assets and liabilities that are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. The deferred provision for income taxes is the result of the net change in the
deferred tax asset and deferred tax liability balances during the year.   This
amount combined with the current taxes payable or refundable results in the income tax expense for the current year.

Earnings Per Share
Earnings per share amounts are computed by dividing net income by the weighted
average number of shares outstanding at the end of the year.   Prior years have
been restated for the 5% stock dividend paid in each of the years presented.

Comprehensive Income
On January 1, 1998, the Bank adopted the Statement of Financial Accounting Standards, Reporting Comprehensive Income. This statement establishes standards for the reporting and display of comprehensive income and its components in the financial statements. Other comprehensive income refers to revenues, expenses, gains and losses that generally accepted accounting principles recognize as changes in value to an enterprise but are excluded from net income. For the Bank, comprehensive income includes net income (loss) and changes in fair value of its available-for-sale investment securities.

2. Securities Purchased Under Agreements to Resell
The Bank enters into purchases and sales of securities under agreements to resell substantially identical securities. These types of security transactions are generally for one day periods and are primarily whole loan securities rated
AA or better.   During 1998, the underlying securities purchased under resale agreements were delivered into the Bank's account at a third-party custodian that recognizes the Bank's rights and interest in these securities.


3. Investment Securities
The amortized cost, fair values and unrealized gains and losses of the securities available-for-sale are as follows: (in thousands)


                                                                                      Gross Unrealized
                                                                 Amortized            ----------------     Fair/Book
December 31, 1998                                                  Cost              Gains         Losses     Value
-------------------------------------------------------------------------------------------------------------------
 U.S. Treasury Securities                                         $  9,030              $   69     $       $  9,099
                                                                                                      -
 Securities of U.S. Government Agencies and Corporations            11,974                 164        -      12,138
 Obligations of States and Political Subdivisions                   23,823                 298       74      24,047
 Mortgage-Backed Securities                                        256,685               1,442      483     257,644
 Other                                                               9,377                   -        -       9,377
-------------------------------------------------------------------------------------------------------------------
       Total                                                      $310,889              $1,973     $557    $312,305
===================================================================================================================
December 31, 1997
-------------------------------------------------------------------------------------------------------------------
U.S. Treasury Securities                                          $ 18,177              $  115     $  -    $ 18,292
Securities of U.S. Government Agencies and Corporations             38,821                 260       28      39,053
Obligations of States and Political Subdivisions                       999                  14        -       1,013
Mortgage-Backed Securities                                         184,451               1,373      126     185,698
Other                                                                3,140                   -        -       3,140
-------------------------------------------------------------------------------------------------------------------
       Total                                                      $245,588              $1,762     $154    $247,196
===================================================================================================================

The book values, estimated fair values, and unrealized gains and losses of investments classified as held-to-maturity are as follows: (in thousands)

                                                                                       Gross Unrealized
                                                                      Book             -----------------       Fair
December 31, 1998                                                    Value             Gains       Losses     Value
--------------------------------------------------------------------------------------------------------------------
U.S. Treasury Securities                                          $  2,006              $   11     $  -    $  2,017
Securities of U.S. Government Agencies and Corporations              1,990                  41        -       2,031
Obligations of States and Political Subdivisions                    55,088               1,845        -      56,933
Other                                                                1,068                 100        -       1,168
-------------------------------------------------------------------------------------------------------------------
      Total                                                       $ 60,152              $1,997     $  -    $ 62,149
===================================================================================================================
December 31, 1997
-------------------------------------------------------------------------------------------------------------------
U.S. Treasury Securities                                          $  2,022              $    7     $  -    $  2,029
Securities of U.S. Government Agencies and Corporations             33,158                  25        90     33,093
Obligations of States and Political Subdivisions                    62,478               1,652        10     64,120
Other                                                                1,271                 145         -      1,416
-------------------------------------------------------------------------------------------------------------------
      Total                                                       $ 98,929              $1,829     $ 100   $100,658
===================================================================================================================

Fair values are based on quoted market prices or dealer quotes. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

The remaining principal maturities of debt securities as of December 31, 1998 and 1997 are shown below. Expected maturities may differ from contractual maturities as borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                                    After 1        After 5                       Total
Securities Available-for-Sale                           Within        but            but          Over            Fair
December 31, 1998 (in thousands)                        1 Year      Within 5       Within 10    10 years         Value
-------------------------------------------------------------------------------------------------------------------------
U.S. Treasury Securities                                $  7,044    $  2 ,055       $    -     $      -     $    9,099
Securities of U.S. Government
     Agencies and Corporations                                 -        7,115         5,023           -         12,138
Obligations of States and Political Subdivisions               -        9,030        10,942       4,075         24,047
Mortgage-Backed Securities                                40,657      185,262        23,007       8,718        257,644
Other                                                      9,377            -             -           -          9,377
-------------------------------------------------------------------------------------------------------------------------
    Total                                               $ 57,078    $ 203,462      $ 38,972    $ 12,793     $  312,305
=========================================================================================================================
1997 Totals                                             $ 10,425    $ 198,291      $ 19,774    $ 18,706     $  247,196
=========================================================================================================================

                                                                     After 1        After 5                       Total
Securities Available-for-Sale                            Within        but            but          Over            Fair
December 31, 1998 (in thousands)                         1 Year      Within 5       Within 10    10 years         Value
-------------------------------------------------------------------------------------------------------------------------
U.S. Treasury Securities                                $  2,006    $       -      $      -    $      -     $    2,006
Securities of U.S. Government
     Agencies and Corporations                                 -        1,990             -           -          1,990
Obligations of States and Political Subdivisions           6,254       27,893        18,760       2,181         55,088
Other                                                          -            -             -       1,068          1,068
-------------------------------------------------------------------------------------------------------------------------
    Total                                               $  8,260    $  29,883      $ 18,760    $  3,249     $   60,152
=========================================================================================================================
1997 Totals                                             $ 26,360    $  49,619      $ 19,835    $  3,115     $   98,929
=========================================================================================================================

As of December 31, 1998, securities carried at $80,368,000 were pledged to secure public and other deposits as required by law.



4. Loans and Reserve for Possible Loan Losses
Loans as of December 31, consisted of the following:

(in thousands)
                                                          1998                   1997
---------------------------------------------------------------------------------------------------------------------------------
Real Estate                                             $180,468               $150,804
Real Estate Construction                                  26,529                 25,796
Commercial                                               105,403                 79,977
Consumer                                                  17,088                 15,323
---------------------------------------------------------------------------------------------------------------------------------
                                                         329,488                271,900
Less Unearned Income on Loans                               (310)                  (294)
---------------------------------------------------------------------------------------------------------------------------------
Total Loans                                             $329,178               $271,606
=================================================================================================================================
Non-Accrual Loans                                       $  4,601               $  5,498
=================================================================================================================================

The estimated fair value of the Bank'snet loan portfolio was $333,951,000 and $271,989,000 for the years ended December 31, 1998 and 1997, respectively. The fair value of the loan portfolio is estimated by discounting the future estimated cash flows using the Bank's current rates at which similar loans would be made to borrowers with similar credit ratings for the same remaining maturities.

Changes in the reserve for possible loan losses consisted of the following:
(in thousands)

                                                                          1998        1997       1996
------------------------------------------------------------------------------------------------------
Balance, January 1                                                       $7,188    $ 10,031    $ 7,089
Provision Charged to Operating Expense                                    1,400       5,450      4,000
Recoveries of Loans Previously Charged Off                                  432         444        163
Loans Charged Off                                                          (431)     (8,737)    (1,221)
------------------------------------------------------------------------------------------------------
Balance, December 31                                                     $8,589    $  7,188    $10,031
======================================================================================================

A loan is impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. When a loan is impaired, the recorded amount of the loan in the Consolidated Balance Sheets is based on the present value of expected future cash flows discounted at the loan's effective interest rate or on the observable or estimated market price of the loan or the fair value of the collateral if the loan is collateral dependent. All impaired loans have been assigned a related allowance for credit losses. As of December 31, the total recorded investment in impaired loans was $1,571,000 and $1,726,000, and the related allowance for credit losses was $328,000 and $125,000 for the years ended 1998 and 1997, respectively. For income reporting purposes, impaired loans are placed on a non-accrual status and are more fully discussed in Note 1. Cash payments are first applied as a reduction of the loan's principal balance until collectibility of the remaining principal and interest can be reasonably assured. Thereafter, interest income is recognized as it is collected in cash. The average balance of impaired loans was $1.5 million and $5.2 million for the years ended 1998 and 1997, respectively. There was no interest income reported on impaired loans in 1998 and 1997. Accrued interest reversed from income on loans placed on nonaccrual status was $681,000 and $813,000 as of December 31, 1998 and 1997, respectively.


5. Bank Premises and Equipment
Bank premises and equipment as of December 31, consisted of the following:

(in thousands)                                              1998      1997
---------------------------------------------------------------------------
Land and Buildings                                        $13,067   $12,669
Furniture, Fixtures and Equipment                          14,204    12,941
Leaseheld Improvements                                        839       836
---------------------------------------------------------------------------
                                                           28,110    26,446
Less Accumulated Depreciation and Amortization             16,396    14,837
---------------------------------------------------------------------------
  Total                                                   $11,714   $11,609
============================================================================


Depreciation and amortization on premises and equipment included in occupancy and equipment expense amounted to $1,637,000, $1,571,000 and $1,437,000 for the years ended December 31, 1998, 1997 and 1996, respectively. Total rental expense for banking premises was $228,000, $221,000 and $194,000 for the years ended December 31, 1998, 1997 and 1996, respectively. Rental income was $68,000, $87,000 and $59,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

6. Other Real Estate
Other real estate, included in Interest Receivable and Other Assets, totaled $636,000 and $2,231,000 at December 31, 1998 and 1997, respectively. Other real estate includes property no longer utilized for business operations and property acquired through foreclosure proceedings. These properties are carried at the lower of cost or estimated net realizable value determined at the date acquired. Losses arising from the acquisition of these properties are charged against the reserve for possible loan losses. Subsequent declines in value, routine holding costs and net gains or losses on disposition are included in other operating expense as incurred.


7. Deposits
Deposits of $100,000 or more and their related interest expense were as follows:

(in thousands)

                                                       December 31,
                                                1998       1997       1996
----------------------------------------------------------------------------
Balance                                        $62,371    $66,937    $54,420
============================================================================
Interest Expense for the Year Ended            $ 3,193    $ 3,347    $ 2,532

============================================================================

The fair values of the Bank's deposit liabilities were $628,572,000 and $582,169,000 for the years ended December 31, 1998 and 1997, respectively. The fair value of demand deposits, interest bearing transaction accounts and savings accounts is the amount payable on demand as of December 31. The fair value of fixed-maturity certificates of deposit is estimated by discounting expected future cash flows utilizing interest rates currently being offered for deposits of similar remaining maturities.

8. Income Taxes
Current and deferred income tax expense (benefit) provided for the years ended December 31, consisted of the following:

(in thousands)

                     1998         1997      1996
-------------------------------------------------------
Current
  Federal             $ 3,220    $  (237)   $ 2,279
  State                 1,352        118      1,306
-------------------------------------------------------
    Total Current       4,572       (119)     3,585
=======================================================
 Deferred
  Federal                (502)       717     (1,693)
  State                   (40)       429       (326)
-------------------------------------------------------
    Total Deferred       (542)     1,146     (2,019)
=======================================================
      Total           $ 4,030    $ 1,027    $ 1,566
=======================================================

The deferred income tax liabilities (benefits) are the result of certain items being accounted for in different time periods for financial reporting purposes than for income tax purposes. The principal items affecting deferred taxes are as follows:


(in thousands)

Deferred Income Tax Provision                           1998                   1997                  1996
----------------------------------------------------------------------------------------------------------
Writedown of Other Real Estate                       $   187                $  (179)              $  (174)
Loan Loss Provision                                     (600)                 1,368                (1,219)
Securities Accretion                                      78                   (179)                   58
Depreciation                                              50                     59                    39
Pension Plan Expense                                      81                     63                    60
Vacation Expense                                         (18)                     3                   (19)
Interest on Non-Accrual Loans                            288                   (168)                   62
Other Temporary Differences, Net                        (608)                   179                  (826)
----------------------------------------------------------------------------------------------------------
   Total                                             $  (542)               $ 1,146               $(2,019)
=========================================================================================================


The total provision for income taxes differs from the federal statutory rate as follows: (in thousands)

                                                              1998                  1997                  1996
                                                      Amount       Rate      Amount      Rate     Amount       Rate
--------------------------------------------------------------------------------------------------------------------
Tax Provision at Federal Statutory Rate              $ 4,111      34.0 %     $ 1,713     34.0 %   $ 2,940      34.0 %
Interest on Obligations of States
   and Political Subdivisions
   Exempt from Federal  Taxation                      (1,001)     (8.3)%      (1,099)   (21.8)%    (1,278)    (14.8)%
State and Local Income Taxes,
   Net of Federal Income Tax  Benefit                    866       7.2 %         361      7.2 %       646       7.5 %
Other, Net                                                54       0.4 %          52      1.0 %      (742)     (8.6)%
------------------------------------------------------------------------------------------------------------------------
    Total                                            $ 4,030      33.3 %     $ 1,027     20.4 %   $ 1,566      18.1 %
========================================================================================================================

The components of the net deferred tax assets as of December 31, are as follows:

                                                                                        1998                   1997
-------------------------------------------------------------------------------------------------------------------------
Deferred Tax Assets
   Reserve for Possible Loan Losses                                                  $ 3,266                $ 2,711
   Accrued Liabilities                                                                   830                    609
   Deferred Compensation                                                                 532                    480
   Other Real Estate                                                                     369                    542
   State Franchise Tax                                                                   446                     40
   Interest on Non-Accrual Loans                                                         312                    576
   Other                                                                                   -                     25
-------------------------------------------------------------------------------------------------------------------------
      Total Deferred Tax Assets                                                        5,755                  4,983
========================================================================================================================

Deferred Tax Liabilities
   Depreciation                                                                         (620)                  (573)
   Unrealized Gain on Securities Available-for-Sale                                     (584)                  (661)
   Securities Accretion                                                                 (267)                  (195)
   Other                                                                                (170)                   (59)
-------------------------------------------------------------------------------------------------------------------------
      Total Deferred Tax Liabilities                                                  (1,641)                (1,488)
=========================================================================================================================
         Net Deferred Tax Assets                                                     $ 4,114                $ 3,495
=========================================================================================================================

The net deferred tax assets are reported in Interest Receivable and Other Assets on the Bank's Consolidated Balance Sheets. Prior year totals have been restated to conform with the tax return as filed.

9. Short Term Borrowings
As of December 31, 1998 and 1997, the Bank had unused lines of credit available for short term liquidity purposes of $136 million and $130 million respectively. Federal Funds purchased and advances from the Federal Reserve Bank are generally issued on an overnight basis.

10. Federal Home Loan Bank Advances
The Bank's Advances from the Federal Home Loan Bank of San Francisco consist of the following as of December 31,


1998 (in thousands)
--------------------------------------------------------------------
5.35% note payable due February 2, 2008 with                 $25,000
Interest due quarterly, callable February 2, 2003 and
quarterly thereafter
5.38% note payable due August 12, 2008 with                   15,000
Interest due quarterly, callable August 12, 2003 and
quarterly thereafter
5.60% amortizing note, interest an principal                   1,093
payable monthly with final maturity of September 25, 2018.
--------------------------------------------------------------------
                                                             $41,093
====================================================================

In accordance with the Collateral Pledge and Security Agreement, advances are secured by all Federal Home Loan Bank stock held by the Bank and by agency and mortgage-backed securities with carrying values of $47,538,000 and approximate market values of $48,403,000.

The fair value of advances from the Federal Home Loan Bank was $41,088,000 at December 31, 1998.

11. Shareholders' Equity
Beginning in 1975 and continuing through 1998, the Bank has issued an annual 5% stock dividend. Earnings per share amounts have been restated for each year presented to reflect the stock dividend.

Under regulations controlling California state chartered banks, the Bank is, to some extent, limited in the amount of dividends that can be paid to shareholders without prior approval of the State Department of Financial Institutions.
These regulations require approval if total dividends declared by a state chartered bank in any calendar year exceed the bank's net profits for that year combined with its retained net profits for the preceding two calendar years. As of December 31, 1998, the Bank could declare dividends of $10,317,000 without approval of the California State Banking Department. These regulations apply to all California state chartered banks.

The Accumulated Other Comprehensive Income is the result of the accounting standard, Reporting Comprehensive Income. This accounting principle requires securities classified as available-for-sale be reported at their fair values. Unrealized gains and losses are reported on a net-of-tax basis as a component of Shareholders' Equity.

The Bank is subject to various regulatory capital requirements administered by the Federal Reserve Bank of San Francisco and the Federal Deposit Insurance Corporation. These guidelines are designed to make capital requirements more sensitive to differences in risk related assets among banking organizations, to take into account off-balance sheet exposures and aid in making the definition of banking capital uniform. Bank assets and off-balance sheet items are categorized by risk. The results of these regulations are that assets with a higher degree of risk require a larger amount of capital; assets, such as cash, with a low degree of risk have little or no capital requirements. Failure to meet these minimum capital requirements can initiate certain disciplinary actions by regulators. As of December 31, 1998 and 1997, the Bank meets all capital adequacy requirements to which it is subject. The following table illustrates the relationship between the regulatory capital requirements and the Bank's capital position.


                                                                  Regulatory
                                                              Capital Adequacy
(in thousands)                              Bank Capital        Requirements
December 31, 1998                          Amount    Ratio    Amount     Ratio
-------------------------------------------------------------------------------
Total Capital to Risk Weighted Assets      $84,106   20.80%   $32,344     8.0%
Tier I Capital to Risk Weighted Assets     $79,009   19.54%   $16,172     4.0%
Tier I Capital to Average Assets           $79,009   11.45%   $27,598     4.0%

December 31, 1997
-------------------------------------------------------------------------------
Total Capital to Risk Weighted Assets      $78,587   20.99%   $29,946     8.0%
Tier I Capital to Risk Weighted Assets     $73,877   19.74%   $14,973     4.0%
Tier I Capital to Average Assets           $73,877   11.23%   $26,923     4.0%


12. Employee Benefit Plans
The Bank sponsors a defined benefit pension plan covering all employees of Farmers & Merchants Bank of Central California who have completed one year of service and attained age 21.

The Plan provides benefits, up to a maximum stated in the plan, based on each covered employee's years of service and highest five-year average compensation earned while a participant in the plan.

Since January 1, 1989, plan benefits are fully vested after five years of plan service.

The Bank's funding policy is to contribute annually an amount that is not less than the ERISA minimum funding requirement and not in excess of the maximum tax-deductible contribution as developed in accordance with the aggregate cost method.

------------------------------------------------------------------------------
The following schedule states the change in benefit obligations for the years ended December 31, 1998 and 1997:
(in thousands)
------------------------------------------------------------------------------
Benefit Obligation at Beginning of Year               $4,320    $ 4,776
Service Cost                                             441        402
Interest Cost                                            331        318
Benefits Paid                                           (762)    (1,341)
Actuarial Loss                                           679        165
--------------------------------------------------------------------------
   Total Benefit Obligation at End of Year            $5,009    $ 4,320
==========================================================================

The Change in Plan Assets are as follows:               1998       1997
--------------------------------------------------------------------------
Fair Value of Plan Assets at Beginning of Year        $4,520    $ 4,813
Employer Contribution                                    612        604
Benefits Paid                                           (762)    (1,341)
Actual Return on Plan Assets                             589        444
--------------------------------------------------------------------------
   Total Fair Value of Plan Assets at End of Year     $4,959    $ 4,520
==========================================================================

The following table sets forth the Plan's funded status along with amounts recognized and not recognized in the Bank's Consolidated Balance Sheets for the years ended December 31, 1998 and 1997:


(in thousands)                                           1998      1997
--------------------------------------------------------------------------
Benefit Obligation                                     $5,009    $4,320
Fair Value of Plan Assets                               4,959     4,520
--------------------------------------------------------------------------
Funded Status                                             (50)      200
Unrecognized Net (Asset) at Transition                   (142)     (170)
Unrecognized Prior Service Cost                           (77)      (84)
Unrecognized Net Loss                                     684       287
--------------------------------------------------------------------------
    Net Amounts Recognized                             $  415    $  233
==========================================================================

Amounts Recognized:
Prepaid Benefit Cost                                   $  415    $  233
Accrued Benefit Liability                                   -         -
Intangible Asset                                            -         -
--------------------------------------------------------------------------
    Net Amounts Recognized                             $  415    $  233
==========================================================================


The components of the net periodic benefit costs are as follows:
(in thousands)                              1998      1997      1996
---------------------------------------------------------------------
Service Cost                                $ 441     $ 402     $ 393
Interest Cost                                 331       318       304
Expected Return on Plan Assets               (355)     (265)     (254)
Amortization of
   Unrecognized Net Asset at Transition       (28)      (28)      (28)
   Unrecognized Prior Service Cost             (7)       (7)       (7)
   Unrecognized Net Loss                       49        31        23
----------------------------------------------------------------------
   Total Net Periodic Benefit Cost          $ 431     $ 451     $ 431
======================================================================
Assumptions Used in the Accounting were:
Discount Rate (Settlement Rate)              6.50%     7.00%     7.00%
Rate of Increase in Salary Levels            5.00%     5.00%     5.00%
Expected Return on Assets                    9.00%     8.00%     6.00%
======================================================================

Substantially all full-time employees of the Bank with one or more years of service also participate in a defined contribution profit sharing plan. Contributions to this plan are made at the discretion of the Board of Directors and the Board can terminate the plan at any time. The Bank contributed $465,000 for year ending December 31, 1998 and $420,000 for each of the years ended December 31, 1997 and 1996. The Employees are permitted, within limitations imposed by tax law, to make pretax contributions to the 401(k) feature of the Plan. The Bank does not match employee contributions within the 401(k) feature of the Plan.

The Bank sponsors a Stock Appreciation Rights plan for certain employees. Phantom shares are granted and benefits accumulate based on the change in book value from the date of grant adjusted for stock dividends and stock repurchase transactions. The Bank contributed $54,000 and $20,000 for the years ended December 31, 1998 and 1997, respectively.

13. Commitments and Contingencies
In the normal course of business, the Bank is a party to financial instruments with off-balance sheet risk to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These instruments include commitments to extend credit, letters of credit and financial guarantees that are not reflected in the Consolidated Balance Sheets.

The Bank's exposure to credit loss in the event of nonperformance by the other party with regards to standby letters of credit, undisbursed loan commitments and financial guarantees is represented by the contractual notional amount of those instruments. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the
contract.   The Bank uses the same credit policies in making commitments and conditional obligations as it does for recorded balance sheet items. The Bank may or may not require collateral or other security to support financial instruments with credit risk. Evaluations of each customer's creditworthiness are performed on a case-by-case basis.

Standby letters of credit are conditional commitments issued by the Bank to guarantee performance of or payment for a customer to a third party. The Bank had standby letters of credit outstanding of $6,019,000 at December 31, 1998 and $4,570,000 at December 31, 1997. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition contained in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Undisbursed loan commitments totaled $123,598,000 and $101,268,000 as of December 31, 1998 and 1997, respectively. Since many of these commitments are expected to expire without fully being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank does not anticipate any loss as a result of these transactions.

The Bank is obligated under a number of noncancellable operating leases for premises and equipment used for banking purposes. Minimum future rental commitments under noncancellable operating leases as of December 31, 1998 were $191,000, $109,000, and $43,000 for the years ended

December 31, 1999 through 2001, respectively; and none thereafter.

In the ordinary course of business, the Bank becomes involved in litigation arising out of its normal business activities. Management, after consultation with legal counsel, is of the opinion that the ultimate liability, if any, resulting from the disposition of such claims would not be material in relation to the financial position of the Bank.

The Bank may be required to maintain average reserves on deposit with the Federal Reserve Bank primarily based on deposits outstanding. There were no reserve requirements during 1998 or at December 31, 1998 and 1997. Average required reserves during 1997 were $2.2 million.



14. Transactions with Related Parties
The Bank, in the ordinary course of business, has had, and expects to have in the future, deposit and loan transactions with Directors, executive officers and their affiliated companies. These transactions were on substantially the same terms, including interest rates, as those prevailing at the time for comparable transactions with unaffiliated parties and do not involve more than normal credit risk or other unfavorable features.

Loan transactions with Directors, executive officers and their affiliated companies during the year ended December 31, 1998, were as follows:

(in thousands)
--------------------------------------------
Loan Balances December 31, 1997      $ 2,272
  Disbursements During 1998            2,314
  Loan Reductions During 1998         (1,894)
--------------------------------------------
Loan Balances December 31, 1998      $ 2,692
============================================



Five Year Financial Summary of Operations
(in thousands, except per share data)
                                                              1998          1997                   1996          1995          1994
-----------------------------------------------------------------------------------------------------------------------------------
Total Interest Income                                        $ 51,194      $ 45,975            $ 45,060      $ 42,381      $ 39,520
Total Interest Expense                                         17,428        16,422              15,557        15,238        12,809
-----------------------------------------------------------------------------------------------------------------------------------
Net Interest Income                                            33,766        29,553              29,503        27,143        26,711
Provision for Loan Losses                                       1,400         5,450               4,000         1,000           600
-----------------------------------------------------------------------------------------------------------------------------------
Net Interest income After
  Provision for Possible Loan Losses                           32,366        24,103              25,503        26,143        26,111
Total Non-Interest Income                                       5,819         5,112               5,157         4,687         4,038
Total Non-Interest Expense                                     26,095        24,177              22,013        20,764        20,704
-----------------------------------------------------------------------------------------------------------------------------------
Income Before Income Taxes                                     12,090         5,038               8,647        10,066         9,445
Provision for Income Taxes                                      4,030         1,027               1,566         3,033         2,631
-----------------------------------------------------------------------------------------------------------------------------------
  Net Income                                                 $  8,060      $  4,011            $  7,081      $  7,033      $  6,814
===================================================================================================================================

Balance Sheet Data
Investment Securities                                        $374,170      $346,125            $314,881      $287,413      $311,967
Loans, Net                                                    329,178       271,606             263,287       258,489       222,729
Allowance for Loan Losses                                       8,589         7,188              10,031         7,089         7,582
Deposits                                                      627,387       582,033             554,617       525,437       515,181
Federal Home Loan Bank Advances                                41,093            -                   -             -             -
Shareholders Equity                                            79,405        74,823              72,717        68,342        60,473

Selected Ratios
Return on Average Assets                                         1.17%          .63%               1.17%         1.22%         1.18%

Return on Average Equity                                        10.16%         5.43%               9.89%        10.69%        11.34%

Dividend Payout Ratio                                           38.91%        73.10%              39.08%        36.30%        35.35%

Average Loan to Average Deposits                                48.93%        47.07%              50.28%        48.20%        43.02%

Average Equity to Average Assets Ratio                          11.33%        11.65%              11.91%        11.63%        10.77%

Per Share Data (1)
Net Income                                                    $ 12.72       $  6.33           $   11.17        $11.10      $  10.75
Cash Dividends                                                $  4.85       $  4.53           $    4.27        $ 3.94      $   3.71

(1) Based on a total of 633,499 weighted average number of shares outstanding. Prior years have been adjusted for 5% stock dividends issued in each of the above years.

Quarterly Financial Data
(in thousands, except for per share data)


                                      First     Second       Third     Fourth
1998                                 Quarter   Quarter      Quarter   Quarter    Total
----------------------------------------------------------------------------------------
Total Interest Income                $12,325   $12,946      $13,010   $12,913   $51,194
Total Interest Expense                 4,141     4,229        4,405     4,653    17,428
-----------------------------------------------------------------------------------------
Net Interest Income                    8,184     8,717        8,605     8,260    33,766
Provision for Loan Losses                300       300          300       500     1,400
-----------------------------------------------------------------------------------------
Net Interest Income After
Provision for Possible Loan Losses     7,884     8,417        8,305     7,760    32,366
Total Non-Interest Income              1,409     1,446        1,367     1,597     5,819
Total Non-Interest Expense             6,103     6,491        6,448     7,053    26,095
-----------------------------------------------------------------------------------------
Income Before Income Taxes             3,190     3,372        3,224     2,304    12,090
Provision for Income Taxes             1,114     1,155        1,096       665     4,030
-----------------------------------------------------------------------------------------
Net Income                           $ 2,076   $ 2,217      $ 2,128    $1,639   $ 8,060
=========================================================================================
Earnings Per Share                   $  3.28   $  3.50      $  3.36    $ 2.58   $ 12.72
========================================================================================

1997
-----------------------------------------------------------------------------------------
Total Interest Income                $10,653   $11,428      $11,827   $12,067   $45,975
Total Interest Expense                 3,966     4,080        4,114     4,262    16,422
-----------------------------------------------------------------------------------------
Net Interest Income                    6,687     7,348        7,713     7,805    29,553
Provision for Loan Losses              1,350     3,100          300       700     5,450
-----------------------------------------------------------------------------------------
Net Interest Income After
Provision for Possible Loan Losses     5,337     4,248        7,413     7,105    24,103
Total Non-Interest Income              1,079     1,326        1,473     1,234     5,112
Total Non-Interest Expense             5,584     5,757        5,958     6,878    24,177
-----------------------------------------------------------------------------------------
Income Before Income Taxes               832      (183)       2,928     1,461     5,038
Provision for Income Taxes                62      (357)         967       355     1,027
-----------------------------------------------------------------------------------------
Net Income                           $   770   $   174      $ 1,961   $ 1,106   $ 4,011
=========================================================================================
Earnings Per Share                   $  1.22   $  0.27      $  3.09   $  1.75   $  6.33
=========================================================================================

Farmers & Merchants Bank of Central California stock is not traded on any exchange. The shares are primarily held by local residents and are not actively traded. Dividends declared semiannually during the past three years were for the following amounts: June 1998, 1997 and 1996, $1.65, $1.53 and $1.45 per share, respectively, and for December 1998, 1997, and 1996, $3.20, $3.00 and $2.82 per share, respectively. Based on information from shareholders and from Bank stock transfer records, the prices paid in 1998, 1997 and 1996 ranged from $132.00 to $150.00 per share.

Management's Discussion and Analysis

Forward - Looking Statements
This annual report contains various forward-looking statements, usually containing the words "estimate," "project," "expect," "objective," "goal," or similar expressions and includes assumptions concerning the Bank's operations, future results, and prospects. These forward-looking statements are based upon current expectations and are subject to risk and uncertainties. In connection with the "safe-harbor" provisions of the private Securities Litigation Reform Act of 1995, the company provides the following cautionary statement identifying important factors which could cause the actual results of events to differ materially from those set forth in or implied by the forward-looking statements and related assumptions.

Such factors include the following: (i) the effect of changing regional and national economic conditions; (ii) significant changes in interest rates and prepayment speeds; (iii) credit risks of commercial, real estate, consumer, and other lending activities; (iv) changes in federal and state banking regulations;
(v) the year 2000, and; (vi) other external developments which could materially impact the Bank's operational and financial performance. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof. The Bank undertakes no obligation to update any forward-looking statements to reflect events or circumstances arising after the date on which they are made.

Introduction
The following discussion and analysis is intended to provide a better understanding of the Bank's performance during 1998 and the material changes in financial condition, operating income and expense of the Bank and its subsidiaries as shown in the accompanying financial statements. This section should be read in conjunction with the consolidated financial statements and the notes thereto, along with other financial information included in this report. Per share amounts for 1997 and 1996 have been restated for the 5% stock dividend declared during 1998.

Overview
At the completion of our 82nd year, management is pleased to present the highest reported income in the Bank's history. As of December 31, 1998, Farmers & Merchants Bank reported net income of $8,060,000, earnings per share of $12.72, return on average assets of 1.17% and return on average equity of 10.16%. For the year 1997, net income totaled $4,011,000, earnings per share was $6.33 for the year, return on average assets was 0.63%, and the return on average shareholders' equity totaled 5.43%. As for 1996, net income was $7,081,000, earnings per share was $11.17, while return on average assets was 1.17% and the return on average shareholders' equity was 9.89%.

The Bank's improved financial performance in 1998 was due to a combination of increased revenue generated from its core business, improvement in the credit quality of the loan portfolio and effective capital management strategies.

The decline in net income during 1997 was the result of one of the Bank's larger borrowers filing for reorganization under Chapter 11 of the U.S. bankruptcy code in the first quarter of 1997. During 1997, the loan was charged off and the reserve for possible loan losses was replenished through current provisions. Although the loan was completely charged off, the potential for partial or full recovery exists. Any recoveries, if any, will be recorded when collected in cash.

The following is a summary of the financial accomplishments achieved during 1998:

 . Net interest income increased 14.3% to $33,766,000 from $29,553,000 reported during 1997.

 . The provision for possible loan losses was reduced to $1,400,000 from $5,450,000 in 1997.

 . Non-interest income increased 13.8% to $5,819,000 during 1998, up from the $5,112,000 reported in 1997.

 . Non-interest expense increased $1,918,000 or 7.9% during 1998 compared to an increase of 9.8% in 1997.

 . Total assets increased 14.4% to $758,799,000.

 . Total loans increased 21.2% to $329,178,00.

 . Total investment securities increased to $372,457,000 from $346,125,000 in 1997.

 . Total Shareholders' Equity increased $4,582,000 to $79,405,000.

Net Interest Income
Net interest income is the amount by which the interest and fees on loans and interest earned on earning assets exceeds the interest paid on interest bearing sources of funds. For the purpose of analysis, the interest earned on tax-exempt investments and municipal loans is adjusted to an amount comparable to interest subject to normal income taxes. This adjustment is referred to as "taxable equivalent" and is noted wherever applicable. Interest income and expense are affected by changes in the volume and mix of average interest earning assets and average interest bearing liabilities, as well as fluctuations in interest rates. Therefore, increases or decreases in net interest income are analyzed as changes in volume, changes in rate and changes in the mix of assets and liabilities.

Net interest income grew 14.3% to $33.8 million during 1998. During 1997, net interest income was $29.6 million representing an increase of 0.2% over 1996. On a fully taxable equivalent basis, net interest income increased 12.9% and totaled $35.5 million during 1998, compared to $31.5 million for 1997. During 1996, on a taxable equivalent basis, net interest income decreased 0.6% during 1997 from that of 1996 or $202 thousand. Net interest income on a taxable equivalent basis, expressed as a percentage of average total earning assets, is referred to as the net interest margin, which represents the average net effective yield on earning assets. For 1998, the net interest margin was 5.46% compared to 5.33% in 1997

The predominant reasons for the growth in net interest income during 1998 was the increase in average earning assets as well as the change in the mix of asset totals and deposit balances. During 1998, average earning assets increased $59.7 million while average interest bearing liabilities increased $33.3 million.

Loans, the Bank's highest earning asset, increased $57.6 million as of December 31, 1998 compared to 1997. On an average balance basis, loans increased by $32.1 million during the year which contributed to the corresponding increase in interest and fees on loans of $3.4 million. The yield on the loan portfolio was 10.1% in 1998 compared to 10.0% in 1997.

The investment portfolio represents the largest component of the Bank's earning assets. The Bank's investment policy is conservative. The Bank primarily invests in mortgage-backed securities, U.S. Treasuries, U.S. Government Agencies, and high-grade municipals. Since the risk factor for these types of investments is significantly lower than that of loans, the yield earned on investments is substantially less than that of loans.

Average investment securities increased $22.9 million during 1998. This resulted in interest income on investment securities to grow by $1.4 million. The average yield, on a taxable equivalent basis, in the investment portfolio was 6.59% in 1998 and 6.62% in 1997. The tax equivalent yield in 1996 was 6.7%. The yield decreased slightly during 1998 due to declining interest rates. Securities maturing during the year were reinvested in securities with yields slightly below those of the maturing yields. Net interest income on a taxable equivalent basis is higher than net interest income on the Consolidated Statements of Income because it reflects adjustments that relate to income on certain securities that are exempt from federal income taxes.

Interest expense increased as a result of an increase in average deposits and a change in the mix of deposits. Total deposits increased 7.8% while interest expense increased 6.1%. As interest rates declined during the year, borrowers moved to time deposits, locking in rates in a declining interest rate environment. Average interest cost on interest-bearing deposits was 3.6% in 1998, with interest expense totaling $17.4 million. In 1997, interest expense was $16.4 million and the average interest cost on interest-bearing deposits was 3.7%.

The Bank's earning assets and rate sensitive liabilities are subject to repricing at different times, which exposes the Bank to income fluctuations when interest rates change. In order to minimize income fluctuations, the Bank attempts to match asset and liability maturities. However, some maturity mismatch is inherent in the asset and liability mix.

Provision and Reserve for Possible Loan Losses
As a financial institution that assumes lending and credit risks as a principal element of its business, the Bank anticipates that credit losses will be experienced in the normal course of business. The provision for loan losses creates a reserve to absorb potential future losses. The reserve for loan losses is maintained at a level considered by management to be adequate to provide for risks inherent in the loan portfolio. In determining the adequacy of the reserve for possible loan losses, management takes into consideration examinations of bank supervisory authorities, results of internal credit reviews, financial condition of borrowers, loan concentrations, prior loan loss experience, and general economic conditions. The reserve is based on estimates and ultimate future losses may vary from the current estimates. Management reviews these estimates periodically and, when adjustments are necessary, they are reported in the period in which they become known.

The Provision for Possible Loan Losses totaled $1.4 million in 1998, compared to $5.4 million in 1997. The decrease in the provision was the result of management's evaluation of the credit quality of the loan portfolio, the prevailing economic climate, and its effect on borrowers' ability to repay loans in accordance with the terms of the notes and current loan losses. After reviewing all factors, management concluded that a decrease in the provision for loan losses was appropriate.

As of December 31, 1998, the reserve for loan losses was $8.6 million, which represented 2.6% of the total loan balance. In 1997, the reserve for loan losses was $7.2 million or 2.6% of the total loan balance.

Non-Interest Income
Non-interest income increased 13.8% in 1998 to $5.8 million. In 1997 non-interest income was $5.1 million. In 1996, the Bank recorded $5.2 million of non-interest income. Other non-interest income increased 19.3% or $427 thousand which resulted from non-recurring events during 1998.

Non-Interest Expense
Non-interest expense totaled $26.1 million during 1998, an increase of $1.9 million or 7.9% over that reported in 1997. The increase in 1997 over 1996 was 9.8% with total non-interest expense reported at $24.2 million. The increase in 1996 was 6.0%.

Salaries and employee benefits, the largest component of non-interest expense, increased $1.7 million in 1998, representing an increase of 13.1% over that of 1997. During 1997 the increase was $126 thousand or 1.0% over 1996. The increase was primarily the net result of merit increases to Bank employees, additional staffing requirements and an increase in accrued performance bonuses. At the end of 1998, the Bank had 335.7 full time equivalent employees compared to 335.4 at the end of 1997.

Occupancy expense declined 3.0% during 1998. Equipment expense increased $147 thousand or 7.5% and reached $2.1 million during 1998. These equipment expenditures were for productivity enhancing computer equipment and in preparation for being year 2000 compliant. During 1997, equipment expense increased 13.4% or $231 thousand over the previous year.

Other operating expense increased $149 thousand or 1.9% in 1998 compared to 1997. This increase was due principally to an increase in outside professional fees relating to the year 2000 and holding costs related to other real estate. In 1997, other operating expense totaled $7.6 million, a 31.0% increase over 1996.

Income Taxes
The provision for income taxes increased 292.4% during 1998 as a result of improved earnings. In 1997 the provision decreased 34.4% due to the reduction of pretax earnings and from the reversal of previously anticipated tax liabilities that are no longer expected.

The Tax Reform Act of 1986 (TRA) has caused the Bank's current taxes payable to approximate or exceed the current provision for taxes on the income statement. Two provisions have had a significant effect on the Bank's current income tax liability; the restrictions on the deductibility of loan losses and the mandatory use of accrual accounting for taxes rather than the cash basis method of accounting.

Balance Sheet Analysis

Investment Securities
The Financial Accounting Standards Board statement, Accounting for Certain Investments in Debt and Equity Securities, requires the Bank to classify its investments as held-to-maturity, trading or available- for-sale. As of December 31, the Bank classified securities as either held-to-maturity or available-for-sale. Trading securities are securities acquired for short-term appreciation and are carried at fair value, with unrealized gains and losses recorded in non-interest income. As of December 31, there were no securities in the trading portfolio.

Securities are classified as held-to-maturity and accounted for at amortized cost when the Bank has the positive intent and ability to hold the securities to maturity.

Securities for which the Bank does not have the intent to hold to maturity are classified as available-for-sale. This portion of the investment portfolio provides the Bank with liquidity that may be required to meet the needs of Bank borrowers and satisfy depositor's withdrawals.

The investment portfolio provides the Bank with an income alternative to loans. The Bank's total investment portfolio represented 49% of the Bank's total assets during 1998 and 52% of the Bank's total assets during 1997. Not included in the investment portfolio are overnight investments in Federal Funds Sold. In 1998, average Federal Funds Sold on a year to date basis was $17.7 million compared to $13.0 million in 1997.

The Bank's investment portfolio at the end of 1998 increased $26.3 million or 7.6% from 1997. On an average balance basis, the Bank decreased its investment in Obligations of States and Political Subdivisions (municipals) by $1.9 million. The Bank generally replaces maturities of municipal securities, to the point of a maximum tax benefit, with "qualified issues." Qualified issues are municipal obligations that are considered "small issues" and meet Internal Revenue Service requirements. By meeting these requirements, the interest earned from qualified issues is exempt from federal income taxes.

Note 3 in the Notes to Consolidated Financial Statements shows the classifications of the Bank's investment portfolio, the market value of the Bank's investment portfolio and the maturity distribution.

Loans
The Bank's written lending policies, along with applicable laws and regulations governing the extension of credit, require risk analysis as well as ongoing portfolio and credit management through loan product diversification, lending limits, ongoing credit reviews and approval policies prior to funding of any loan. The Bank manages and controls credit risk through diversification, dollar limits on loans to one borrower by primarily restricting loans made to its principal market area. Loans that are performing but have shown some signs of weakness are subjected to more stringent reporting and oversight. Fixed rate real estate loans are comprised primarily of loans with maturities of less than five years. Long-term residential loans are originated by the Bank and sold in the secondary market.

As of December 31, 1998, loans increased $57.6 million, a 21.2% increase over that of 1997. On an average balance basis the Bank's loan portfolio increased $32.1 million over the average balance in 1997. The increase in the average balance was the result of a successful calling program implemented during 1998. In 1997, average balances decreased from the prior year due to loans being charged to the reserve during the second quarter of 1997.

Non-Performing Loans
The Bank's policy is to place loans on non-accrual status when, for any reason, principal or interest is past due for ninety days or more unless it is both well secured and in the process of collection. Any interest accrued, but unpaid, is reversed against current income. Thereafter, interest is recognized as income only as it is collected in cash.

As a result of events beyond the Bank's control, problem loans can and do occur. As of December 31, 1998, non-accrual loans were $4.6 million compared to $5.5 million at the end of 1997. Reducing problem loans continues to be a significant Bank objective. The Bank reported $636 thousand in foreclosed loans as other real estate in 1998, compared to the $2.2 million reported in 1997. Accrued interest reversed from income on loans placed on a non-accrual status totaled $681 thousand at December 31, 1998.

Deposits
At December 31, 1998, deposits totaled $627.4 million. This represents an increase of $45.3 million or 7.8% from the deposit totals of $582.0 million in 1997. The majority of the increase was focused in demand and time deposits, which increased $28.0 million and $15.8 million, respectively. The change in the mix of deposits occurs as interest rates change. The expectations our customers have of future interest rates, dictates their maturity and account selections. As rates declined during 1998, some customers locked in rates in anticipation of further declines while other customers placed their funds in demand accounts because they anticipated rates would rise and were unwilling to commit their deposits to long term investments at the current rates.

The most volatile deposits in any financial institution are certificates of deposit over $100,000. The Bank has not found its certificates of deposit over $100,000 to be as volatile as some other financial institutions as it does not solicit these types of deposits from brokers nor does it offer interest rate premiums. It has been the Bank's experience that large depositors have placed their funds with the Bank due to its strong reputation for safety, security and liquidity.

Capital
Much attention has been directed at the capital adequacy of the financial institution industry. The Bank relies on capital generated through the retention of earnings to satisfy its capital requirements. The Bank engages in an ongoing assessment of its capital needs in order to support business growth and to insure depositor protection. Shareholders' Equity totaled $79.4 million at December 31, 1998 and $74.8 million at the end of 1997, which represents an increase of $4.6 million or 6.1%.

The Board of Governors of the Federal Reserve System, and the Federal Deposit Insurance Corporation have adopted risk-based capital guidelines. The guidelines are designed to make capital requirements more sensitive to differences in risk related assets among banking organizations, to take into account off-balance sheet exposures and to aid in making the definition of bank capital uniform. Bank assets and off-balance sheet items are categorized by risk. The results of these regulations are that assets with a higher degree of risk require a larger amount of capital; assets, such as cash, with a low degree of risk have little or no capital requirements. Under the guidelines the Bank is currently required to maintain regulatory risk based capital equal to at least 8.0%.

As of December 31, 1998, the Bank's risk based capital was 20.8%, well within regulatory risk based capital guidelines.

Liquidity
Liquidity is the Bank's ability to maintain a cash flow adequate to fund operations, handle fluctuations in deposit levels, respond to the credit needs of borrowers and to take advantage of investment opportunities as they arise. The principal sources of liquidity include interest and principal payments on loans and investments, proceeds from the maturity or sale of investments, and growth in deposits. The Bank maintains overnight investments in Federal Funds as a cushion for temporary liquidity needs. During 1998, Federal Funds averaged $17.7 million. In addition, the Bank maintains Federal Fund credit lines of $136 million with major correspondent banks subject to the customary terms and conditions for such arrangements.

At December 31, 1998, the Bank had available liquid assets, which included cash and unpledged investment securities of approximately $352.0 million, which represents 46.4% of total assets.

Asset / Liability Management - Interest Rate Risk
The mismatch between maturities of interest sensitive assets and liabilities results in uncertainty in the Bank's earnings and economic value and is referred to as interest rate risk. Farmers & Merchants Bank's primary objective in managing interest rate risk is to minimize the potential for significant loss as a result of changes in interest rates.

The Bank measures interest rate risk in terms of potential impact on both its economic value and earnings. The methods for governing the amount of interest rate risk include: analysis of asset and liability mismatches (GAP analysis), the utilization of a simulation model and limits on maturities of investment, loan and deposit products to relatively short periods which reduces the market volatility of those instruments.

The gap analysis measures, at specific time intervals, the divergences between earning assets and interest bearing liabilities for which repricing opportunities will occur. A positive difference, or gap, indicates that earning assets will reprice faster than interest bearing liabilities. This will generally produce a greater net interest margin during periods of rising interest rates, and a lower net interest margin during periods of declining interest rates. Conversely, a negative gap will generally produce a lower net interest margin during periods of rising interest rates and a greater net interest margin during periods of decreasing interest rates.

The interest rates paid on deposit accounts do not always move in unison with the rates charges on loans. In addition, the magnitude of changes in the rates charged on loans is not always proportionate to the magnitude of changes in the rate paid for deposits. Consequently, changes in interest rates do not necessarily result in an increase or decrease in the net interest margin solely as a result of the differences between repricing opportunities of earning assets or interest bearing liabilities.

The Bank also utilizes the results of a dynamic simulation model to quantify the estimated exposure of net interest income to sustained interest rate changes. The sensitivity of the Company's net interest income is measured over a rolling one-year horizon.

The simulation model estimates the impact of changing interest rates on the interest income from all interest earning assets and the interest expense paid on all interest bearing liabilities reflected on the Bank's balance sheet. This sensitivity analysis is compared to policy limits which specify a maximum tolerance level for net interest income exposure over a one-year horizon assuming no balance sheet growth, given both a 200 basis point upward and downward shift in interest rates. A parallel and pro rata shift in rates over a 12-month period is assumed. Results that exceed policy limits, if any, are analyzed for risk tolerance and reported to the Board with appropriate recommendations.

The estimated sensitivity does not necessarily represent a Company forecast and the results may not be indicative of actual changes to the Bank's net interest income. These estimates are based upon a number of assumptions including: the nature and timing of interest rate levels including yield curve shape, prepayments on loans and securities, pricing strategies on loans and deposits, replacement of asset and liability cashflows, and other assumptions. While the assumptions used are based on current economic and local market conditions, there is no assurance as to the predictive nature of these conditions including how customer preferences or competitor influences might change.

Year 2000 Compliance
The Bank has initiated a Bank-wide program (Y2K) to prepare its computer systems, applications and infrastructure for properly processing the dates after December 31, 1999. Based on the Federal Financial Institutions Examination Council guidelines, the Bank's Y2K program consists of the following phases:

1. Awareness Phase - A strategic approach was developed to address the Year 2000 problem.

2. Assessment Phase - Detailed plans and target dates were developed.

3. Renovation Phase - This phase includes code enhancements, hardware and software upgrades, system replacements, vendor certification, and other associated changes.

4. Validation Phase - This phase includes testing and conversion of system applications.

5. Implementation Phase - This phase includes certification of Y2K compliance and employee training and acceptance.

Phases one through four have been completed. The Bank is currently in the implementation phase, which is expected to be completed during the first quarter of 1999.

In addition, an assessment of the Y2K readiness of external entities with which the Bank conducts its operations is ongoing. The Bank is continuing to communicate with all of its significant obligors, counterparties, other credit clients and vendors to determine the likely extent to which the Bank may be affected by third parties' Y2K plans and target dates. In this regard, the Bank is developing contingency plans in the event that external parties fail to achieve their Y2K plans and target dates.

The Bank estimates the total cost of the Y2K project to be approximately $1,571,000, of which $1,203,000 has been incurred through 1998 and the remaining $368,000 to be incurred during the first quarter of 1999. The costs of the Y2K program and the date on which the Bank plans to be Y2K compliant are based on management's best current estimates, which were derived utilizing numerous assumptions of future events including the availability of certain resources, third party vendors and other factors. However, there can be no assurance that these estimates will be achieved and actual results could differ from those plans.

Item 2. Properties
Farmers & Merchants Bank of Central California along with its two subsidiaries are headquartered in Lodi California. Executive offices are located at 111 W. Pine Street.

Banking services are provided in eighteen locations in the Bank's service area. Of the eighteen locations, fourteen are owned and four are leased. The expiration of the leases occurs between the years 1999 and 2001.

Item 3. Legal Proceedings
In the ordinary course of business, the Bank becomes involved in litigation arising out of its normal business activities. Management, after consultation with legal council, is of the opinion that the ultimate liability, if any, resulting from the disposition of such claims would not be material in relation to the financial position of the Bank.

Item 4. Submission of Matters to a Vote of Security Holders
No matters were submitted to shareholders during the fourth quarter of 1998.

Item 4(A). Executive Officers of the Registrant

As of February 3, 1999, the principal officers of the Bank are:

                                   Year of      Principal Occupation During
       Name                         Birth       Past Five Years
       ----                         -----       ---------------
       Kent A. Steinwert             1952       President and
                                                Chief Executive Officer,since 8/18/1997
                                                Elected to Board of Directors, 10/27/1998
                                                Former Bank of America Southern California
                                                Regional Sales and Marketing Manager

       Richard S. Erichson           1947       Executive Vice President,
                                                Senior Credit Officer, Since 12/14 1998
                                                Former Bank of America
                                                Vice President, Senior Commercial Banker
                                                Portfolio Manager

       Donald H. Fraser              1936       Executive Vice President,
                                                Chief Operating Officer, Since 4/20/1996

       John R. Olson                 1952       Executive Vice President & CFO,
                                                Secretary & Treasurer, Since 4/20/1996

       Douglas E. Eddy               1948       Senior Vice President, Branch Admin. / Sales
                                                Management, Since 2/1/1999

                                     Year of           Principal Occupation During
     Name                             Birth            Past Five Years
     ----                             -----            ---------------
      Lamoin V. Schulz                1946             Senior Vice President,
                                                       Director of Personnel, Since 4/20/1998

PART II

Item 5. Market for the Registrant's Common Stock and Related Security Matters The common stock of Farmers & Merchants Bank is not widely held nor is it actively traded. Consequently, it is not listed on any stock exchange or sold in the over-the-counter market.

The following table summarizes the actual high and low selling prices for the Bank's common stock since the first quarter of 1997.

               Calendar Quarter    High       Low
               ----------------   -------   -------

     1998      Fourth quarter     $150.00   $150.00
               Third quarter       150.00    150.00
               Second quarter      160.00    145.00
               First quarter       145.00    135.00

     1997      Fourth quarter     $145.00   $135.00
               Third quarter       135.00    135.00
               Second quarter      135.00    135.00
               First quarter       140.00    135.00

Beginning in 1975 and continuing through 1998, the Bank has paid a 5% stock dividend annually.

Item 6. Selected Financial Data
The selected financial data for the five years ended December 31, 1998, which appears in the Five-Year Financial Summary on page 39 of the Bank's Annual Report, is incorporated herein by reference.

Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations
The management's discussion and analysis section, which begins on page 41 of the Bank's Annual Report, is incorporated herein by reference.

Item 8. Financial Statements and Supplementary Data
The Consolidated Financial Statements and the related Notes to Consolidated Financial Statements, which appear on pages 23 to 38 of the Bank's Annual Report, are incorporated herein by reference.

Item 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosures
None

PART III

Item 10. Directors and Executive Officers of the Bank
The information required by item 401 of Regulation S-K for this Item 10 with respect to the Directors is contained in the Bank's 1999 Proxy Statement and is incorporated herein by reference. For information concerning the executive officers of the Bank, see Item 4(A), "Executive Officers of the Registrant" above.

Item 11. Executive Compensation
The information required by this section is contained in the Bank's 1999 Proxy Statement and is incorporated herein by reference.

Item 12. Security Ownership of Certain Beneficial Owners and Management
The information required by this section is contained in the Bank's 1999 Proxy Statement and is incorporated herein by reference.

Item 13. Certain Relationships and Related Transactions
The information required by this section is contained in the Bank's 1999 Proxy Statement and is incorporated herein by reference.

PART IV

Item 14. Exhibits, Financial Statement Schedules and Reports on Form 8-K
(a) 1. Financial Statements

     The Consolidated Financial Statements, the related Notes to Consolidated financial Statements, together with the Report of Independent Public Accountants, Arthur Andersen LLP, dated February 6, 1999, appear in the Bank's Annual Report to Shareholders' and are incorporated herein by reference. See page 19.

(a) 2. Financial Statement Schedules

     Financial Statement Schedules have been omitted because they are not applicable or the required information is shown in the Consolidated Financial Statements or Notes thereto.

(a) Exhibits

     Item    Description
     ----    -----------

     3(a)    Articles of incorporation as amended. By-laws as amended.

     11.1    Statement re: computation of per share earnings.

             Earnings per share amounts are computed by dividing net income by the weighted average number of shares outstanding at the end of the year. Prior years have been restated for the 5% stock dividend paid in each of the years presented.

     22.1    Subsidiaries of the registrant:

             Farmers & Merchants Investment Corporation and Farmers/Merchants Corp. are subsidiaries of Farmers & Merchants Bank of Central California. Both subsidiaries are incorporated in California and do business under the names listed.

(b)  Reports on form 8-K filed during the last quarter of 1998.

          None

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                            Farmers & Merchants Bank
                             of Central California
                                  (Registrant)

                                           By   /s/ John R. Olson
                                                -------------------------
                                                John R. Olson
                                                Secretary & Treasurer

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities indicated on March 23, 1999.

/s/ Kent A. Steinwert
------------------------------           President and
Kent A. Steinwert                        Chief Executive Officer

/s/ Richard S. Erichson
-----------------------------            Executive Vice President
Richard S. Erichson                      Senior Credit Officer

/s/ Donald H. Fraser
-----------------------------            Executive Vice President
Donald H. Fraser                         Chief Operations Officer

/s/ John R. Olson
-----------------------------            Executive Vice President
John R. Olson                            & Chief Financial Officer
                                         Principal Accounting Officer

/s/ Ole R. Mettler                       /s/ George D. Schiedeman
-----------------------------            -----------------------------
Ole R. Mettler, Chairman                 George D. Schiedeman, Director

/s/ Stewart Adams                        /s/ Hugh Steacy
-----------------------------            -----------------------------
Stewart Adams, Jr., Director             Hugh Steacy, Director

/s/ Ralph Burlington                     /s/ Robert F. Hunnell
-----------------------------            -----------------------------
Ralph Burlington, Director               Robert F. Hunnell, Director

/s/ Calvin Suess                         /s/ James E. Podesta
-----------------------------            -----------------------------
Calvin Suess, Director                   James E. Podesta, Director

/s/ Carl Wishek, Jr.                     /s/ Harry C. Schumacher
-----------------------------            -----------------------------
Carl Wishek, Jr., Director               Harry C. Schumacher, Director